Exhibit 99.3
Item 8. Financial Statements and Supplementary Data
CONEXANT SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	October 2,	October 3,
	2009	2008
	(in thousands, except par value)
ASSETS
Current assets:
Cash and cash equivalents	$125,385	$105,883
Restricted cash	8,500	26,800
Receivables, net of allowances for doubtful accounts of $453 and $834, respectively	30,110	48,997
Inventories, net	9,216	19,372
Other current assets	26,148	37,938
Assets held for sale	—	29,730

Total current assets	199,359	268,720

Property, plant and equipment, net	15,299	17,410
Goodwill	109,908	110,412
Other assets	25,635	48,742

Total assets	$350,201	$445,284

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current liabilities:
Current portion of long-term debt	$61,400	$17,707
Short-term debt	28,653	40,117
Accounts payable	24,553	34,894
Accrued compensation and benefits	8,728	13,201
Other current liabilities	33,978	43,189
Liabilities to be assumed	—	3,995

Total current liabilities	157,312	153,103

Long-term debt, net of debt discount of $21,422 and $35,437, respectively	228,578	338,256
Other liabilities	62,089	56,341

Total liabilities	447,979	547,700
Commitments and contingencies (Note 6)

Shareholders’ deficit:
Preferred and junior preferred stock: 20,000 and 5,000 shares authorized, respectively	—	—
Common stock, $0.01 par value: 100,000 shares authorized; 56,917 and 49,601 shares issued and outstanding at October 2, 2009 and October 3, 2008, respectively	570	496
Additional paid-in capital	4,833,919	4,810,185
Accumulated deficit	(4,929,743)	(4,910,935)
Accumulated other comprehensive loss	(2,524)	(2,083)
Shareholder notes receivable	—	(79)

Total shareholders’ deficit	(97,778)	(102,416)

Total liabilities and shareholders’ deficit	$350,201	$445,284

See accompanying notes to consolidated financial statements

CONEXANT SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Year Ended
	October 2,	October 3,	September 28,
	2009	2008	2007
	(In thousands, except per share amounts)
Net revenues	$208,427	$331,504	$360,703
Cost of goods sold(1)	86,674	137,251	161,972

Gross margin	121,753	194,253	198,731

Operating expenses:
Research and development(1)	51,351	58,439	91,885
Selling, general and administrative(1)	62,740	77,905	80,893
Amortization of intangible assets	2,976	3,652	9,555
Gain on sale of intellectual property	(12,858)	—	—
Asset impairments	5,672	277	225,380
Special charges	18,983	18,682	8,360

Total operating expenses	128,864	158,955	416,073

Operating (loss) income	(7,111)	35,298	(217,342)
Interest expense	34,693	40,713	48,798
Other (income) expense, net	(5,025)	9,223	(36,505)

Loss from continuing operations before income taxes and (loss) gain on equity method investments	(36,779)	(14,638)	(229,635)
Provision for income taxes	871	849	798

Loss from continuing operations before (loss) gain on equity method investments	(37,650)	(15,487)	(230,433)
(Loss) gain on equity method investments	(2,807)	2,804	51,182

Loss from continuing operations	(40,457)	(12,683)	(179,251)
Gain on sale of discontinued operations, net of tax	39,170	6,268	—
Loss from discontinued operations, net of tax (1)	(17,521)	(306,670)	(235,056)

Net loss	$(18,808)	$(313,085)	$(414,307)

Loss per share from continuing operations — basic and diluted	$(0.81)	$(0.26)	$(3.67)

Gain per share from sale of discontinued operations — basic and diluted	$0.78	$0.13	$0.00

Loss per share from discontinued operations — basic and diluted	$(0.35)	$(6.21)	$(4.80)

Net loss per share — basic and diluted	$(0.38)	$(6.34)	$(8.47)

Shares used in basic and diluted per-share computations	49,856	49,394	48,940

(1)	These captions include non-cash employee stock-based compensation expense as follows:

	Fiscal Year Ended
	October 2,	October 3,	September 28,
	2009	2008	2007
Cost of goods sold	$247	$370	$426
Research and development	869	2,725	6,157
Selling, general and administrative	3,736	9,185	7,271
Loss from discontinued operations, net of tax	868	3,589	5,897
See accompanying notes to consolidated financial statements

CONEXANT SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended
	October 2,	October 3,	September 28,
	2009	2008	2007
		(In thousands)
Cash flows from operating activities
Net loss	$(18,808)	$(313,085)	$(414,307)
Adjustments to reconcile net loss to net cash used in operating activities, net of effects of acquisitions:
Depreciation	8,198	19,311	25,091
Gain on sale of business	(39,170)	(6,268)	—
Amortization of intangible assets	7,406	16,144	22,099
Debt discount amortization	14,015	13,394	12,323
Asset impairments	10,835	263,535	350,913
Impairment of marketable and non-marketable securities	2,770	—	—
(Reversal of) charges for provision for bad debts, net	(325)	(751)	20
(Reversal of) charges for inventory provisions, net	(806)	7,253	(606)
Loss on termination of defined benefit plan	—	6,294	—
Deferred income taxes	(15)	(39)	231
Stock-based compensation	5,720	15,869	19,751
(Increase) decrease in fair value of derivative instruments	(4,002)	14,881	952
Realized loss on termination of swap	1,087	—	—
Losses (gains) on equity method investments	3,798	(2,804)	(51,182)
Loss on resolution of divestiture/acquisition related escrows, net	1,575	—	—
Gain on sales of equity securities, investments and other assets	(1,856)	(896)	(17,016)
Gain on sale of intellectual property	(12,858)	—	—
Other items, net	4,149	4,021	(5,398)
Changes in assets and liabilities:
Receivables	19,212	32,633	42,099
Inventories	15,871	9,326	36,131
Accounts payable	(10,341)	(45,010)	(30,732)
Accrued expenses and other current liabilities	(17,080)	(36,210)	3,710
Other, net	19,101	(15,948)	(5,930)

Net cash provided by (used in) operating activities	8,476	(18,350)	(11,851)

Cash flows from investing activities
Proceeds from sale of equity securities and other assets	2,310	—	168,186
Proceeds from sales and maturities of marketable debt securities	—	—	100,573
Purchases of marketable securities	—	—	(27,029)
Purchases of property, plant and equipment	(686)	(5,958)	(30,322)
Proceeds from sales of property, plant and equipment	134	8,949	—
Proceeds from sale of intellectual property, net of expenses of $132	14,548	—	—
Payments for acquisitions, net of cash acquired	(4,207)	(16,088)	(5,029)
Purchases of equity securities	—	(755)	(1,200)
Restricted cash	18,300	(18,000)	—
Proceeds from resolution of divestiture/acquisition related escrows, net	10,446	—	—
Net proceeds from sale of business	44,559	95,367	—

Net cash provided by investing activities	85,404	63,515	205,179

Cash flows from financing activities
(Repayment) proceeds from short-term debt, net of expenses of $901, $1,118 and $1,198, respectively	(12,365)	(39,883)	(1,198)
Proceeds from long-term debt, net of expenses of $10,240	—	—	264,760
Repurchases and retirements of long-term debt	(80,000)	(133,600)	(456,500)
Proceeds from common stock offering, net of expenses of $1,514	18,436	—	—
Proceeds from issuance of common stock under employee stock plans	28	1,088	9,568
Employee income tax paid related to vesting of restricted stock units	(258)	—	—
Interest rate swap security deposit	2,517	(2,517)	—
Payment for swap termination	(2,815)	—	—
Repayment of shareholder notes receivable	79	25	21

Net cash used in financing activities	(74,378)	(174,887)	(183,349)

Net increase (decrease) in cash and cash equivalents	19,502	(129,722)	9,979
Cash and cash equivalents at beginning of year	105,883	235,605	225,626

Cash and cash equivalents at end of year	$125,385	$105,883	$235,605

See accompanying notes to consolidated financial statements

CONEXANT SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)
AND COMPREHENSIVE LOSS

					Accumulated Other
					Comprehensive
	Common Stock		Additional Paid-In		(Loss) Income (net	Notes Receivable		Total Shareholders’
	Shares	Amount	Capital	Accumulated Deficit	of tax)	from Stock Sales	Treasury Stock	Equity (Deficit)
				(In thousands)
Balance at September 29, 2006	48,648	$487	$4,703,408	$(4,175,757)	$(12,096)	$(121)	$(5,823)	$510,098
Adjustments for FSP APB 14-1	—	—	66,045	$(6,973)	—	—	—	59,072

Balance at September 29, 2006 (as adjusted)	48,648	487	4,769,453	(4,182,730)	(12,096)	(121)	(5,823)	569,170
Net loss	—	—	—	(414,307)	—	—	—	(414,307)
Currency translation adjustment	—	—	—	—	5,790	—	—	5,790
Change in unrealized gain on derivative contracts	—	—	—	—	200	—	—	200
Change in unrealized losses on available-for-sale securities	—	—	—	—	1,855	—	—	1,855
Minimum pension liability adjustment	—	—	—	—	2,866	—	—	2,866

Comprehensive loss								(403,596)
Issuance of common stock	716	7	9,930	—	—	—	—	9,937
Cancellation of treasury stock	(128)	(1)	(5,822)	—	—	—	5,823	—
Interest earned on notes receivable	—	—	—	—	—	(4)	—	(4)
Settlement of notes receivable	—	—	—	—	—	22	—	22
Employee stock-based compensation expense	—	—	18,213	—	—	—	—	18,213

Balance at September 28, 2007	49,236	493	4,791,774	(4,597,037)	(1,385)	(103)	—	193,742

Net loss	—	—	—	(313,085)	—	—	—	(313,085)
Currency translation adjustment	—	—	—	—	(1,686)	—	—	(1,686)
Change in unrealized gain on derivative contracts	—	—	—	—	(837)	—	—	(837)
Change in unrealized losses on available-for-sale securities	—	—	—	—	(1,934)	—	—	(1,934)
Minimum pension liability adjustment	—	—	—	—	3,759	—	—	3,759

Comprehensive loss								(313,783)
Issuance of common stock	365	3	1,084	—	—	—	—	1,087
Reclassification to equity award	—	—	1,458	—	—	—	—	1,458
Adoption of FIN 48	—	—	—	(813)	—	—	—	(813)
Settlement of notes receivable	—	—	—	—	—	24	—	24
Employee stock-based compensation expense	—	—	15,869	—	—	—	—	15,869

Balance at October 3, 2008	49,601	496	4,810,185	(4,910,935)	(2,083)	(79)	—	(102,416)

Net loss	—	—	—	(18,808)	—	—	—	(18,808)
Currency translation adjustment	—	—	—	—	(1,104)	—	—	(1,104)
Change in unrealized gain on derivative contracts	—	—	—	—	(3,017)	—	—	(3,017)
Loss on termination of derivative contracts	—	—	—	—	1,746	—	—	1,746
Change in unrealized losses on available-for-sale securities	—	—	—	—	650	—	—	650
Other than temporary loss on available-for-sale securities	—	—	—	—	1,986	—	—	1,986
Sale of available-for-sale securities	—	—	—	—	(702)	—	—	(702)

Comprehensive loss								(19,249)
Common stock issued in offering	7,000	70	18,366	—	—	—	—	18,436
Common stock issued related to employee stock plans	316	4	(234)	—	—	—	—	(230)
Settlement of notes receivable	—	—	—	—	—	79	—	79
Employee stock-based compensation expense	—	—	5,602	—	—	—	—	5,602

Balance at October 2, 2009	56,917	$570	$4,833,919	$(4,929,743)	$(2,524)	$—	$—	$(97,778)

See accompanying notes to consolidated financial statements

1. Basis of Presentation and Significant Accounting Policies
     Conexant Systems, Inc. (“Conexant” or the “Company”) designs, develops and sells semiconductor system solutions, comprised of semiconductor devices, software and reference designs, for imaging, audio, embedded-modem, and video applications. These solutions include a comprehensive portfolio of imaging solutions for multifunction printers (MFPs), fax platforms, and “connected” frame market segments. The Company’s audio solutions include high-definition (HD) audio integrated circuits, HD audio codecs, and speakers-on-a-chip solutions for personal computers, PC peripheral sound systems, audio subsystems, speakers, notebook docking stations, voice-over-IP speakerphones, intercom, door phone, and audio-enabled surveillance applications. The Company also offers a full suite of embedded-modem solutions for set-top boxes, point-of-sale systems, home automation and security systems, and desktop and notebook PCs. Additional products include decoders and media bridges for video surveillance and security applications, and system solutions for analog video-based multimedia applications.
     Basis of Presentation — The consolidated financial statements, prepared in accordance with accounting principles generally accepted in the United States of America, include the accounts of the Company and each of its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.
     Fiscal Year — The Company’s fiscal year is the 52- or 53-week period ending on the Friday closest to September 30. Fiscal year 2009 was a 52-week year and ended on October 2, 2009. Fiscal year 2008 was a 53-week year and ended on October 3, 2008. Fiscal year 2007 was a 52-week year and ended on September 28, 2007.
     Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Among the significant estimates affecting the consolidated financial statements are those related to business combinations, revenue recognition, allowance for doubtful accounts, inventories, long-lived assets (including goodwill and intangible assets), derivatives, deferred income taxes, valuation of warrants, valuation of equity securities, stock-based compensation, restructuring charges and litigation. On an on-going basis, management reviews its estimates based upon currently available information. Actual results could differ materially from those estimates.
     Revenue Recognition — The Company recognizes revenue when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the sales price and terms are fixed and determinable, and (iv) the collection of the receivable is reasonably assured. These terms are typically met upon shipment of product to the customer. The majority of the Company’s distributors have limited stock rotation rights, which allow them to rotate up to 10% of product in their inventory two times per year. The Company recognizes revenue to these distributors upon shipment of product to the distributor, as the stock rotation rights are limited and the Company believes that it has the ability to reasonably estimate and establish allowances for expected product returns in accordance with FASB ASC 605-15 (Statement of Financial Accounting Standards (SFAS) No. 48, “Revenue Recognition When Right of Return Exists”). Development revenue is recognized when services are performed and was not significant for any periods presented.
     Revenue with respect to sales to customers to whom the Company has significant obligations after delivery is deferred until all significant obligations have been completed. At October 2, 2009 and October 3, 2008, deferred revenue related to shipments of products for which the Company has on-going performance obligations was $0.1 million and $0.2 million, respectively.
     Deferred revenue is included in other current liabilities on the accompanying consolidated balance sheets. During the first quarter of fiscal 2008, the Company recorded approximately $14.7 million of non-recurring revenue from the buyout of a future royalty stream.
     Research and Development — The Company’s research and development (R&D) expenses consist principally of direct personnel costs to develop new semiconductor products, allocated indirect costs of the R&D function, photo mask and other costs for pre-production evaluation and testing of new devices and design and test tool costs. The Company’s R&D expenses also include the costs for design automation, advanced package development and non-cash stock-based compensation charges for R&D personnel.
     Shipping and Handling — In accordance with FASB ASC 605-45 (Emerging Issues Task Force (EITF) Issue No. 00-10, “Accounting for Shipping and Handling Fees and Costs”), the Company includes shipping and handling fees billed to customers in net revenues. Amounts incurred by the Company for freight are included in cost of goods sold.
     Cash and Cash Equivalents — The Company considers all highly liquid investments with insignificant interest rate risk and original maturities of three months or less from the date of purchase to be cash equivalents. The carrying amounts of cash and cash equivalents approximate their fair values.
     Restricted Cash — The Company’s short-term debt credit agreement that expires on November 27, 2009 requires that the Company and its consolidated subsidiaries maintain minimum levels of cash on deposit with the bank throughout the term of the agreement. The Company classified $8.5 million and $8.8 million as restricted cash with respect to this credit agreement as of October 2, 2009 and October 3, 2008, respectively.

     The Company had one irrevocable stand-by letter of credit outstanding as of October 3, 2008 that expired on August 31, 2009. The irrevocable stand-by letter of credit was collateralized by restricted cash balances of $18.0 million to secure inventory purchases from a vendor. The restricted cash balance securing the letter of credit was classified as current restricted cash on the consolidated balance sheet as of October 3, 2008. In addition, the Company has letters of credit collateralized by restricted cash aggregating $6.4 million to secure various long-term operating leases and the Company’s self-insured worker’s compensation plan. The restricted cash associated with these letters of credit is classified as other long-term assets on the consolidated balance sheets.
     Liquidity — The Company has a $50.0 million credit facility with a bank that expires on November 27, 2009. There were outstanding borrowings under the credit facility of $28.7 million as of October 2, 2009. As permitted by the terms of the credit facility, the Company plans to repay any outstanding balance under the credit facility on or before May 27, 2010 through the collection of receivables in the ordinary course of business or out of our cash balances.
     In September 2009, the Company raised net proceeds of approximately $18.4 million in a common stock offering and used the proceeds for general corporate purposes, including the repayment of indebtedness and for capital expenses.
     Recent tightening of the credit markets and unfavorable economic conditions have led to a low level of liquidity in many financial markets and extreme volatility in the credit and equity markets. As demonstrated by recent activity, the Company was able to access the equity markets to raise cash in September 2009. However, there is no assurance that the Company will be able to do so in future periods or on similar terms and conditions. In addition, if signs of improvement in the global economy do not progress as expected and the economic slowdown continues or worsens, the Company’s business, financial condition, cash flow and results of operations will be adversely affected. If that happens, the Company’s ability to access the capital or credit markets may worsen and it may not be able to obtain sufficient capital to repay its $250 million principal amount of its convertible subordinated notes when they become due in March 2026 or earlier as a result of the mandatory repurchase requirements. The first mandatory repurchase date for the convertible subordinated notes is March 1, 2011. In addition to the equity offering mentioned above, the Company has completed certain business restructuring activities including the sale of our BMP and BBA businesses for cash as well as operating expense reductions which have improved its financial performance. The Company also initiated various actions including the exchange of new securities for a portion of its outstanding convertible subordinated notes and the repurchase of its outstanding senior secured notes. The Company will continue to explore other restructuring and re-financing alternatives as well as supplemental financing alternatives including, but not limited to, an accounts receivable credit facility. In the event the Company is unable to satisfy or refinance all of its outstanding debt obligations as the obligations are required to be paid, it will be required to consider strategic and other alternatives, including, among other things, the sale of assets to generate funds, the negotiation of revised terms of its indebtedness, additional exchanges of its existing indebtedness obligations for new securities and additional equity offerings. The Company has retained financial advisors to assist it in considering these strategic, restructuring or other alternatives. There is no assurance that the Company would be successful in completing any of these alternatives. Further, the Company may not be able to refinance any portion of its debt on favorable terms or at all. The Company’s failure to satisfy or refinance any of its indebtedness obligations as they come due, including through additional exchanges of new securities for existing indebtedness obligations or additional equity offerings, would result in a default and potential acceleration of its remaining indebtedness obligations and would have a material adverse effect on its business.
     Given these actions taken to date, the Company believes that its existing sources of liquidity, together with cash expected to be generated from product sales, will be sufficient to fund its operations, research and development, anticipated capital expenditures and working capital for at least the next twelve months.
     Inventories — Inventories are stated at the lower of cost or market. Cost is computed using the average cost method on a currently adjusted standard basis (which approximates actual cost) and market is based upon estimated net realizable value. The valuation of inventories at the lower of cost or market requires the use of estimates as to the amounts of current inventories that will be sold and the estimated average selling price. These estimates are dependent on the Company’s assessment of current and expected orders from its customers, and orders generally are subject to cancellation with limited advance notice prior to shipment.
     Property, Plant and Equipment — Property, plant and equipment are stated at cost. Depreciation is based on estimated useful lives (principally 10 to 27 years for buildings and improvements, 3 to 5 years for machinery and equipment, and the shorter of the remaining lease terms or the estimated useful lives of the improvements for land and leasehold improvements). Maintenance and repairs are charged to expense.
     Investments — The Company accounts for non-marketable investments using the equity method of accounting if the investment gives the Company the ability to exercise significant influence over, but not control of, an investee. Significant influence generally exists if the Company has an ownership interest representing between 20% and 50% of the voting stock of the investee. Under the equity method of accounting, investments are stated at initial cost and are adjusted for subsequent additional investments and the Company’s proportionate share of earnings or losses and distributions. Additional investments by other parties in the investee will result in a reduction in the Company’s ownership interest, and the resulting gain or loss will be recorded in the consolidated statements of operations. Where the Company is unable to exercise significant influence over the investee, investments are accounted for under the cost method. Under the cost method, investments are carried at cost and adjusted only for other-than-temporary declines in fair value, distributions of earnings or additional investments.

     Long-Lived Assets — Long-lived assets, including fixed assets and intangible assets (other than goodwill) are amortized over their estimated useful lives. They are also continually monitored and are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. The determination of recoverability is based on an estimate of undiscounted cash flows expected to result from the use of an asset and its eventual disposition. The estimate of cash flows is based upon, among other things, certain assumptions about expected future operating performance, growth rates and other factors. Estimates of undiscounted cash flows may differ from actual cash flows due to, among other things, technological changes, economic conditions, changes to the business model or changes in operating performance. If the sum of the undiscounted cash flows (excluding interest) is less than the carrying value, an impairment loss will be recognized, measured as the amount by which the carrying value exceeds the fair value of the asset. Fair value is determined using available market data, comparable asset quotes and/or discounted cash flow models.
     Goodwill — Goodwill is not amortized. Instead, goodwill is tested for impairment on an annual basis and between annual tests whenever events or changes in circumstances indicate that the carrying amount may not be recoverable, in accordance with FASB ASC 350-10 (SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”)). Under FASB ASC 350-10 (SFAS No. 142), goodwill is tested at the reporting unit level, which is defined as an operating segment or one level below the operating segment. Goodwill is tested annually during the fourth fiscal quarter and, if necessary, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Goodwill impairment testing is a two-step process.
     The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill. In our annual test in the fourth fiscal quarter of 2009, we assessed the fair value of our reporting units for purposes of goodwill impairment testing based upon the Company’s fair value based on the quoted market price of the Company’s common stock and a market multiple analysis, both under the market approach. The resulting fair value of the reporting unit is then compared to the carrying amounts of the net assets of the reporting unit, including goodwill. As we have only one reporting unit, the carrying amount of the reporting unit equals the net book value of the Company. We elected not to use the Discounted Cash Flow Analysis in our fiscal 2009 analysis because we believe that our fair value calculated based on quoted market prices and market multiples is a more accurate method.
     Fair Value based on Quoted Market price Analysis: The fair value of the Company is calculated based on the quoted market price of the Company’s common stock listed on the NASDAQ Global Select Market as of the date of the goodwill impairment analysis multiplied by shares outstanding also as of that date. The fair value of the Company is then compared to the carrying value of the Company as of the date of the goodwill impairment analysis.
     Fair Value based on Market Multiple Analysis: We select several companies which we believe are comparable to our business and calculate their revenue multiples (market capitalization divided by annual revenue) based on available revenue information and related stock prices as of the date of the goodwill impairment analysis. The comparable companies are selected based upon similarity of products. We used a revenue multiple of 2.0 in our analysis of comparable companies multiples for the IPM reporting unit as of October 2, 2009 compared to a revenue multiple of 4.3 in our 2008 annual goodwill evaluation. This significant decline reflects the downward impact of the economic environment during the year. We then calculate our fair value by multiplying the revenue multiple by an estimate of our future revenues. The estimate is based on our internal forecasts used by management.
     If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test must be performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test, used to measure the amount of impairment loss, compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss must be recognized in an amount equal to that excess. Goodwill impairment testing requires significant judgment and management estimates, including, but not limited to, the determination of (i) the number of reporting units, (ii) the goodwill and other assets and liabilities to be allocated to the reporting units and (iii) the fair values of the reporting units. The estimates and assumptions described above, along with other factors such as discount rates, will significantly affect the outcome of the impairment tests and the amounts of any resulting impairment losses.
     All of the goodwill reported on our balance sheet is attributable to the Company’s single reporting unit. During the fourth fiscal quarter of 2009, we determined, based on the methods described above, that the fair value of the Company’s single reporting unit is greater than the carrying value of the Company’s single reporting unit and therefore there is no impairment of goodwill as of October 2, 2009.
     In fiscal 2008, the Company’s reporting units were comprised of the Broadband Media Processing (“BMP”) reporting unit, the BBA reporting unit and the Imaging and PC Media (“IPM”) reporting unit. During the second quarter of fiscal 2008, the Company reevaluated its reporting unit operations with particular attention given to various scenarios for the BMP business. The determination was made that the carrying value of the BMP business unit was greater than its fair value. As a result, the Company recorded a goodwill impairment charge of $119.6 million during the second quarter of fiscal 2008. This impairment charge is included in net loss from discontinued operations. In addition, in the third quarter of fiscal 2008 the Company continued its review and assessment of the future prospects of its businesses, products and projects with particular attention given to the BBA business unit. The challenges in the competitive DSL market resulted in the carrying value of the BBA business unit to be greater than the fair market value of the BBA business unit. As a result, the Company recorded a goodwill impairment charge of $108.6 million during the third quarter of fiscal 2008. The impairment charges have been included in loss from discontinued operations.

     During fiscal 2007, the Company recorded goodwill impairment charges of $184.7 million in its results from continuing operations because the carrying value of the embedded wireless network products business was greater than its fair value and because the Company decided to discontinue further investment in stand-alone wireless networking products business. In addition, during fiscal 2007, the Company’s loss from discontinued operations includes goodwill impairment charges of $124.8 million because the carrying value of the BMP business was greater than its fair value.
     Foreign Currency Translation and Remeasurement — The Company’s foreign operations are subject to exchange rate fluctuations and foreign currency transaction costs. The functional currency of the Company’s principal foreign subsidiaries is the local currency. Assets and liabilities denominated in foreign functional currencies are translated into U.S. dollars at the rates of exchange in effect at the balance sheet dates and income and expense items are translated at the average exchange rates prevailing during the period. The resulting foreign currency translation adjustments are included in accumulated other comprehensive income (loss). For the remainder of the Company’s foreign subsidiaries, the functional currency is the U.S. dollar. Inventories, property, plant and equipment, cost of goods sold, and depreciation for those operations are remeasured from foreign currencies into U.S. dollars at historical exchange rates; other accounts are translated at current exchange rates. Gains and losses resulting from those remeasurements are included in earnings. Gains and losses resulting from foreign currency transactions are recognized currently in earnings.
     Interest Rate Swaps — During fiscal 2008, the Company entered into three interest rate swap agreements with Bear Stearns Capital Markets, Inc. (the “counterparty”) for a combined notional amount of $200 million to mitigate interest rate risk on $200 million of its floating rate senior secured notes due 2010. In December 2008, the interest rate swap agreements were assigned, without modification, to J.P. Morgan Chase Bank, N.A. Under the terms of the swaps, the Company will pay a fixed rate of 2.98% and receive a floating rate equal to three-month LIBOR, which will offset the floating rate paid on the notes. The interest rate swaps meet the criteria for designation as cash flow hedges in accordance with FASB ASC 815-10 (SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”). The changes in the value of the interest rate swaps are recorded as an increase or reduction in stockholders’ equity (deficit) through other comprehensive income (loss). Such changes are reversed out of other comprehensive income (loss) and are recorded in net income when the interest rate swap is settled. As a result of the repurchase of $80 million of the Company’s floating rate senior secured notes in the fourth quarter of fiscal 2008, one of the swap contracts with a notional amount of $100 million was terminated. As a result of the swap contract termination, the Company recognized a $0.3 million gain based on the fair value of the contract on the termination date. As a result of the repurchase of $80 million of the Company’s floating rate senior secured notes in the fourth quarter of fiscal 2009, the remaining two $50 million swap agreements were terminated resulting in a loss of $2.8 million, $1.1 million of which was recognized in the fiscal quarter ended October 2, 2009. The remaining $1.7 million unrecognized loss, which is recorded in accumulated other comprehensive income, will be recognized over the remaining term of the floating rate senior secured notes due 2010 in order to match the loss with the cash flows it was intended to hedge against. All of the collateral the Company was required to post with the counterparty was returned as of October 2, 2009. Interest expense related to the swap contracts was $1.4 million and $0.1 million for the twelve fiscal months ended October 2, 2009 and October 3, 2008, respectively.
     At October 3, 2008, the Company had outstanding foreign currency forward exchange contracts with a notional amount of 210 million Indian Rupees, or approximately $4.4 million. All foreign currency forward exchange contracts matured at various dates through December 2008 and were not renewed. At October 2, 2009, there were no foreign currency forward exchange contracts outstanding.
     The Company may use other derivatives from time to time to manage its exposure to changes in interest rates, equity prices or other risks. The Company does not enter into derivative financial instruments for speculative or trading purposes.
     Net Loss Per Share — Net loss per share is computed in accordance with FASB ASC 260-10 (SFAS No. 128, “Earnings Per Share”). Basic net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding and potentially dilutive securities outstanding during the period. Potentially dilutive securities include stock options and warrants and shares of stock issuable upon conversion of the Company’s convertible subordinated notes. The dilutive effect of stock options and warrants is computed under the treasury stock method, and the dilutive effect of convertible subordinated notes is computed using the if-converted method. Potentially dilutive securities are excluded from the computations of diluted net loss per share if their effect would be antidilutive.
     The following potentially dilutive securities have been excluded from the diluted net loss per share calculations because their effect would have been antidilutive (in thousands):

	Fiscal Year Ended
	2009	2008	2007
Stock options and warrants	5,624	8,576	8,119
4.00% convertible subordinated notes due February 2007	—	—	489
4.00% convertible subordinated notes due March 2026	5,081	5,081	5,081

	10,705	13,657	13,689

     Stock-Based Compensation — In December 2004, the Financial Accounting Standards Board (FASB) issued FASB ASC 718-10 (SFAS No. 123(R), “Share-Based Payment”). This pronouncement amends SFAS No. 123, “Accounting for Stock- Based Compensation” and supersedes Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees.” FASB ASC 718-10 (SFAS No. 123(R)) requires that companies account for awards of equity instruments issued to employees under the fair value method of accounting and recognize such amounts in their statements of operations. The Company adopted FASB ASC 718-10 (SFAS No. 123(R)) on October 1, 2005 using the modified prospective method and, accordingly, has not restated the consolidated statements of operations for prior interim periods or fiscal years. Under FASB ASC 718-10 (SFAS No. 123(R)), the Company is required to measure compensation cost for all stock-based awards at fair value on the date of grant and recognize compensation expense in its consolidated statements of operations over the service period that the awards are expected to vest. As permitted under FASB ASC 718-10 (SFAS No. 123(R)), the Company has elected to recognize compensation cost for all options with graded vesting granted on or after October 1, 2005 on a straight-line basis over the vesting period of the entire option. For options with graded vesting granted prior to October 1, 2005, the Company will continue to recognize compensation cost over the vesting period following the accelerated recognition method described in FASB Interpretation No. 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans,” as if each underlying vesting date represented a separate option grant.
     Under FASB ASC 718-10 (SFAS No. 123(R)), the Company records in its consolidated statements of operations (i) compensation cost for options granted, modified, repurchased or cancelled on or after October 1, 2005 under the provisions of FASB ASC 718-10 (SFAS No. 123(R)) and (ii) compensation cost for the unvested portion of options granted prior to October 1, 2005 over their remaining vesting periods using the fair value amounts previously measured under FASB ASC 718-10 (SFAS No. 123(R)) for pro forma disclosure purposes.
     Consistent with the valuation method for the disclosure-only provisions of FASB ASC 718-10 (SFAS No. 123(R)), the Company uses the Black-Scholes-Merton model to value the compensation expense associated with stock options under FASB ASC 718-10 (SFAS No. 123(R)). In addition, forfeitures are estimated when recognizing compensation expense, and the estimate of forfeitures will be adjusted over the requisite service period to the extent that actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures will be recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of compensation expense to be recognized in future periods.
     Consistent with the provisions of FASB ASC 718-10 (SFAS No. 123(R)), the Company measures the fair value of service-based awards and performance-based awards on the date of grant.
     Income Taxes — The provision for income taxes is determined in accordance with FASB ASC 740-10 (SFAS No. 109, “Accounting for Income Taxes”). Deferred tax assets and liabilities are determined based on the temporary differences between the financial reporting and tax bases of assets and liabilities, applying enacted statutory tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded when it is more likely than not that some or all of the deferred tax assets will not be realized.
     In assessing the need for a valuation allowance, the Company considers all positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies, and recent financial performance. Forming a conclusion that a valuation allowance is not required is difficult when there is negative evidence such as cumulative losses in recent years. As a result of the Company’s cumulative losses in the U.S. and the full utilization of our loss carryback opportunities, management has concluded that a full valuation allowance against its net deferred tax assets is appropriate in such jurisdictions. In certain other foreign jurisdictions where the Company does not have cumulative losses, a valuation allowance is recorded to reduce the net deferred tax assets to the amount management believes is more likely than not to be realized. In the future, if the Company realizes a deferred tax asset that currently carries a valuation allowance, a reduction to income tax expense may be recorded in the period of such realization.
     On September 29, 2007, the Company adopted the provisions of the FASB ASC 740-10 (Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109”), which provides a financial statement recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. Under FASB ASC 740-10 (FIN 48), a company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The Company recognizes interest and penalties related to these unrecognized tax benefits in the income tax provision.
     As a multinational corporation, the Company is subject to taxation in many jurisdictions, and the calculation of its tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations in various taxing jurisdictions. If, based on new facts that arise in a period, management ultimately determines that the payment of these liabilities will be unnecessary, the liability will be reversed and the Company will recognize a tax benefit during the period in which it is determined the liability no longer applies. Conversely, the Company records additional tax charges in a period in which it is determined that a recorded tax liability is less than the ultimate assessment is expected to be.

     The application of tax laws and regulations is subject to legal and factual interpretation, judgment and uncertainty. Tax laws and regulations themselves are subject to change as a result of changes in fiscal policy, changes in legislation, the evolution of regulations and court rulings. Therefore, the actual liability for U.S. or foreign taxes may be materially different from management’s estimates, which could result in the need to record additional tax liabilities or potentially reverse previously recorded tax liabilities. Interest and penalties are included in tax expense.
     FASB ASC 740-10 (FIN 48) also provides guidance on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and income tax disclosures. Upon adoption, the Company recognized a $0.8 million charge to beginning retained deficit as a cumulative effect of a change in accounting principle.
     Prior to fiscal 2008, the Company recorded estimated income tax liabilities to the extent they were probable and could be reasonably estimated.
     Accounting for Convertible Debt — On October 3, 2009 the Company adopted FASB ASC 470-20 (FSP APB 14-1), “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” FASB ASC 470-20 (FSP APB 14-1) requires the issuer to separately account for the liability and equity components of convertible debt instruments in a manner that reflects the issuer’s hypothetical nonconvertible debt borrowing rate. The guidance resulted in the Company recognizing higher interest expense in the statement of operations due to amortization of the discount that results from separating the liability and equity components. The provisions of FASB ASC 470-20 (FSP APB 14-1) were retrospectively applied, all prior period amounts have been adjusted to apply the new method of accounting.
     FASB ASC 470-20 (FSP APB 14-1) applies to our 4.00% convertible subordinated notes issued in 2006. In March 2006, the Company issued $200.0 million principal amount of 4.00% convertible subordinated notes due March 2026 and, in May 2006, the initial purchaser of the notes exercised its option to purchase an additional $50.0 million principal amount of the 4.00% convertible subordinated notes due March 2026. Total proceeds to the Company from these issuances, net of issuance costs, were $243.6 million. The notes are general unsecured obligations of the Company. Interest on the notes is payable in arrears semiannually on each March 1 and September 1, beginning on September 1, 2006. The notes are convertible, at the option of the holder upon satisfaction of certain conditions, into shares of the Company’s common stock at a conversion price of $49.20 per share, subject to adjustment for certain events. Upon conversion, the Company has the right to deliver, in lieu of common stock, cash or a combination of cash and common stock. Beginning on March 1, 2011, the notes may be redeemed at the Company’s option at a price equal to 100% of the principal amount, plus any accrued and unpaid interest. Holders may require the Company to repurchase, for cash, all or part of their notes on March 1, 2011, March 1, 2016 and March 1, 2021 at a price of 100% of the principal amount, plus any accrued and unpaid interest.
     We applied the guidance in FASB ASC 470-20 (FSP APB 14-1) to measure the fair value of the liability component of the notes using a discounted cash flow model. We assessed the expected life and approximate discount rate of the liability component to be 5.0 years and 11.8% for the $200.0 million note and 4.8 years and 10.3% for the $50.0 million note, based on yields of similarly rated nonconvertible instruments. We determined the carrying amount of the equity component by deducting the fair value of the liability component from the principal amount of the notes. The Company’s effective tax rate is zero, therefore there was no tax effect of the temporary basis difference associated with the liability component of the notes.
     In 2006, we capitalized approximately $6.4 million of transaction costs related to the issuance of the notes, $4.7 million related to the liability component and $1.7 million classified with the equity component. We amortize the transaction costs related to the liability component to interest expense over the expected life of the Notes.
     The adoption of FASB ASC 470-20 (FSP APB 14-1) resulted in the following amounts recognized in our financial statements:

	October 2,	October 3,
	2009	2008
Principal of the liability component of 4.00% convertible subordinated notes	$250,000	$250,000
Unamortized debt discount	(21,422)	(35,437)

Net carrying amount of liability component of 4.00% convertible subordinated notes	$228,578	$214,563

Net carrying amount of equity component of 4.00% convertible subordinated notes (net of $1,742 issuance costs)	$66,045	$66,045

Interest expense related to the 4.00% convertible subordinated notes:

	2009	2008	2007
Contractual interest coupon	$10,000	$10,000	$10,000
Amortization of the debt discount on the liability component	14,015	13,394	12,323

Total	$24,015	$23,394	$22,323

Effective interest rate for the liability component for the period	9.61%	9.36%	8.93%
     The estimated amortization expense for the debt discount for the 4.00% convertible subordinated notes through the remaining expected life is as follows:

	2010	2011
Estimated debt discount amortization expense	$14,025	$6,005
     The adoption of FASB ASC 470-20 (FSP APB 14-1) requires the retrospective application to all periods presented as of the beginning of the first period presented. As of October 3, 2009, FASB ASC 470-20 (FSP APB 14-1) was adopted and comparative financial statements of prior years have been adjusted to apply FASB ASC 470-20 (FSP APB 14-1) retrospectively. The line items for the financial statements which are affected by the change in accounting principle are indicated below.
CONDENSED CONSOLIDATED BALANCE SHEETS

		October 2, 2009
		Effect of
	As Reported	Change	As Adjusted
		(in thousands)
ASSETS
Total current assets:	$199,359	$—	$199,359
Property, plant and equipment, net	15,299	—	15,299
Goodwill	109,908	—	109,908
Other assets	26,284	(649)	25,635

Total assets	$350,850	$(649)	$350,201

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Total current liabilities:	$157,312	$—	$157,312
Long-term debt	250,000	(21,422)	228,578
Other liabilities	62,089	—	62,089

Total liabilities	469,401	(21,422)	447,979
Commitments and contingencies

Shareholders’ deficit:
Preferred and junior preferred stock	—	—	—
Common stock	570	—	570
Additional paid-in capital	4,767,874	66,045	4,833,919
Accumulated deficit	(4,884,471)	(45,272)	(4,929,743)
Accumulated other comprehensive loss	(2,524)	—	(2,524)
Shareholder notes receivable	—	—	—

Total shareholders’ deficit	(118,551)	20,773	(97,778)

Total liabilities and shareholders’ deficit	$350,850	$(649)	$350,201

CONDENSED CONSOLIDATED BALANCE SHEETS

		October 3, 2008
		Effect of
	As Reported	Change	As Adjusted
		(in thousands)
ASSETS
Total current assets:	$268,720	$—	$268,720
Property, plant and equipment, net	17,410	—	17,410
Goodwill	110,412	—	110,412
Other assets	49,861	(1,119)	48,742

Total assets	$446,403	$(1,119)	$445,284

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Total current liabilities:	$153,103	$—	$153,103
Long-term debt	373,693	(35,437)	338,256
Other liabilities	56,341	—	56,341

Total liabilities	583,137	(35,437)	547,700
Commitments and contingencies

Shareholders’ deficit:
Preferred and junior preferred stock	—	—	—
Common stock	496	—	496
Additional paid-in capital	4,744,140	66,045	4,810,185
Accumulated deficit	(4,879,208)	(31,727)	(4,910,935)
Accumulated other comprehensive loss	(2,083)	—	(2,083)
Shareholder notes receivable	(79)	—	(79)

Total shareholders’ deficit	(136,734)	34,318	(102,416)

Total liabilities and shareholders’ deficit	$446,403	$(1,119)	$445,284

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Year Ended October 2, 2009
		Effect of
	As Reported	Change	As Adjusted
	(In thousands)
Interest expense	$21,148	$13,545	$34,693

Loss from continuing operations before income taxes and (loss) gain on equity method investments	(23,234)	(13,545)	(36,779)

Loss from continuing operations before (loss) gain on equity method investments	(24,105)	(13,545)	(37,650)

(Loss) income from continuing operations	(26,912)	(13,545)	(40,457)

Net loss	$(5,263)	$(13,545)	$(18,808)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Year Ended October 3, 2008
		Effect of
	As Reported	Change	As Adjusted
	(In thousands)
Interest expense	$27,804	$12,909	$40,713

Loss from continuing operations before income taxes and (loss) gain on equity method investments	(1,729)	(12,909)	(14,638)

Loss from continuing operations before (loss) gain on equity method investments	(2,578)	(12,909)	(15,487)

(Loss) income from continuing operations	226	(12,909)	(12,683)

Net loss	$(300,176)	$(12,909)	$(313,085)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Year Ended September 28, 2007
		Effect of
	As Reported	Change	As Adjusted
	(In thousands)
Interest expense	$36,953	$11,845	$48,798

Loss from continuing operations before income taxes and (loss) gain on equity method investments	(217,790)	(11,845)	(229,635)

Loss from continuing operations before (loss) gain on equity method investments	(218,588)	(11,845)	(230,433)

(Loss) income from continuing operations	(167,406)	(11,845)	(179,251)

Net loss	$(402,462)	$(11,845)	$(414,307)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended October 2, 2009
		Effect of
	As Reported	Change	As Adjusted
		(In thousands)
Cash flows from operating activities
Net loss	$(5,263)	$(13,545)	$(18,808)
Debt discount amortization	—	14,015	14,015
Other items, net	4,619	(470)	4,149

Net cash provided by (used in) operating activities	$8,476	$(0)	$8,476

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended October 3, 2008
		Effect of
	As Reported	Change	As Adjusted
		(In thousands)
Cash flows from operating activities
Net loss	$(300,176)	$(12,909)	$(313,085)
Debt discount amortization	—	13,394	13,394
Other items, net	4,506	(485)	4,021

Net cash provided by (used in) operating activities	$(18,350)	$—	$(18,350)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended September 28, 2007
		Effect of
	As Reported	Change	As Adjusted
		(In thousands)
Cash flows from operating activities
Net loss	$(402,462)	$(11,845)	$(414,307)
Debt discount amortization	—	12,323	12,323
Other items, net	(4,920)	(478)	(5,398)

Net cash provided by (used in) operating activities	$(11,851)	$—	$(11,851)

     As a result of the accounting change, our accumulated deficit as of September 29, 2006, increased $7.0 million from $4.176 million to $4.183 million.
     Concentrations — Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents, marketable securities, and trade accounts receivable. The Company invests its cash balances through high-credit quality financial institutions. The Company places its investments in investment-grade debt securities and limits its exposure to any one issuer. The Company’s trade accounts receivable primarily are derived from sales to manufacturers of communications products, consumer products and personal computers and distributors. Management believes that credit risks on trade accounts receivable are moderated by the diversity of its products and end customers. The Company performs ongoing credit evaluations of its customers’ financial condition and requires collateral, such as letters of credit and bank guarantees, whenever deemed necessary.
     At October 2, 2009 and October 3, 2008, there was one customer that accounted for 17% and 12% of the Company’s accounts receivable, respectively.
     In fiscal 2009, 2008 and 2007, there was one distributor that accounted for 23%, 23% and 23% of net revenues, respectively.
     Supplemental Cash Flow Information — Cash paid for interest was $20.3 million, $34.0 million and $43.0 million during fiscal 2009, 2008 and 2007, respectively. Net income taxes paid were $1.4 million, $3.9 million and $2.1 million during fiscal 2009, 2008 and 2007, respectively.
     Accumulated Other Comprehensive Loss — Other comprehensive loss includes foreign currency translation adjustments, unrealized gains (losses) on marketable securities, unrealized gains (losses) on foreign currency forward exchange contracts and unrealized gains (losses) on interest rate swaps. The components of accumulated other comprehensive loss are as follows (in thousands):

	October 2,	October 3,
	2009	2008
Foreign currency translation adjustments	$(796)	$308
Unrealized losses on marketable securities	—	(1,934)
Unrealized (losses) gains on derivative instruments	(1,728)	(457)

Accumulated other comprehensive (loss) income	$(2,524)	$(2,083)

Business Enterprise Segments
     The Company operates in one reportable segment. FASB ASC 280-10 (SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”), establishes standards for the way that public business enterprises report information about operating segments in their annual consolidated financial statements. Following the sale of the Company’s BBA operating segment, the results of which have been classified in discontinued operations, the Company has one remaining operating segment, comprised of one reporting unit, which was identified based upon the availability of discrete financial information and the chief operating decision makers regular review of the financial information for this operating segment.
Recently Adopted Accounting Pronouncements
     On October 3, 2009 the Company adopted FASB ASC 470-20 (FSP APB 14-1), “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” FASB ASC 470-20 (FSP APB 14-1) requires the issuer to separately account for the liability and equity components of convertible debt instruments in a manner that reflects the issuer’s hypothetical nonconvertible debt borrowing rate. The guidance resulted in the Company recognizing higher interest expense in the statement of operations due to amortization of the discount that results from separating the liability and equity components. The provisions of FASB ASC 470-20 (FSP APB 14-1) were retrospectively applied; all prior period amounts have been adjusted to apply the new method of accounting.
     On January 3, 2009, the Company adopted FASB ASC 815-10 (SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities”). FASB ASC 815-10 (SFAS No. 161) requires expanded disclosures regarding the location and amount of derivative instruments in an entity’s financial statements, how derivative instruments and related hedged items are accounted for under FASB ASC 815-10 (SFAS No. 133) and how derivative instruments and related hedged items affect an entity’s financial position, operating results and cash flows. As a result of the adoption of FASB ASC 815-10 (SFAS No. 161), the Company expanded its disclosures regarding its derivative instruments.
     On October 4, 2008, the Company adopted FASB ASC 820-10 (SFAS No. 157, “Fair Value Measurements”), for its financial assets and liabilities. The Company’s adoption of FASB ASC 820-10 (SFAS No. 157) did not have a material impact on its financial position, results of operations or liquidity.
     FASB ASC 820-10 (SFAS No. 157) provides a framework for measuring fair value and requires expanded disclosures regarding fair value measurements. FASB ASC 820-10 (SFAS No. 157) defines fair value as the price that would be received for an asset or the exit price that would be paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. FASB ASC 820-10 (SFAS No. 157) also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs, where available. The following summarizes the three levels of inputs required by the standard that the Company uses to measure fair value.
•	Level 1: Quoted prices in active markets for identical assets or liabilities.

•	Level 2: Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities.

•	Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
     FASB ASC 820-10 (SFAS No. 157) requires the use of observable market inputs (quoted market prices) when measuring fair value and requires a Level 1 quoted price to be used to measure fair value whenever possible.
     In accordance with FASB ASC 820-10 (FSP FAS 157-2, “Effective Date of FASB Statement No. 157”), the Company elected to defer until October 3, 2009 the adoption of FASB ASC 820-10 (SFAS No. 157) for all nonfinancial assets and liabilities that are not recognized or disclosed at fair value in the financial statements on a recurring basis. The adoption of FASB ASC 820-10 (SFAS No. 157) for those assets and liabilities within the scope of FASB ASC 820-10 (FSP FAS 157-2) is not expected to have a material impact on the Company’s financial position, results of operations or liquidity.
     On October 4, 2008, the Company adopted FASB ASC 825-10 (SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities Including an Amendment of FASB Statement No. 115”), which permits entities to choose to measure many financial instruments and certain other items at fair value. The Company already records marketable securities at fair value in accordance with FASB ASC 320-15 (SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”). The adoption of FASB ASC 825-10 (SFAS No. 159) did not have an impact on the Company’s condensed consolidated financial statements as management did not elect the fair value option for any other financial instruments or certain other assets and liabilities.
     On April 4, 2009, the Company adopted FASB ASC 825-10 (FSP FAS 107-1, “Interim Disclosures about Fair Value of Financial Instruments”) and FASB ASC 270-10 (APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments”), which enhanced the disclosure of instruments under the scope of FASB ASC 820-10 (SFAS No. 157). The Company’s adoption of FASB ASC 825-10 (FSP FAS 107-1) and FASB ASC 270-10 (APB 28-1) did not have a material impact on its financial position, results of operations or liquidity.
     On April 4, 2009, the Company adopted FASB ASC 820-10 (FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”), which provides guidance on how to determine the fair value of assets and liabilities under FASB ASC 820-10 (SFAS No. 157) in the current economic environment and reemphasizes that the objective of a fair value measurement remains an exit price. The Company’s adoption of FASB ASC 820-10 (FSP FAS 157-4) did not have a material impact on its financial position, results of operations or liquidity.
     On April 4, 2009, the Company adopted SFAS No. 165, “Subsequent Events” (“SFAS No. 165”), which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. In particular SFAS No. 165 sets forth:
     1. The period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements.
     2. The circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements.
     3. The disclosures that an entity should make about events or transactions that occurred after the balance sheet date.
     The Company’s adoption of SFAS No. 165 did not have a material impact on its financial position, results of operations or liquidity.
Recently Issued Accounting Pronouncements
     In December 2007, the FASB issued FASB ASC 805-10 (SFAS No. 141 (revised 2007), “Business Combinations”), which replaced SFAS No. 141. The statement requires a number of changes to the purchase method of accounting for acquisitions, including changes in the way assets and liabilities are recognized in the purchase accounting. It also changes the recognition of assets acquired and liabilities assumed arising from contingencies, requires the capitalization of in-process research and development at fair value, and requires the expensing of acquisition-related costs as incurred. The Company will adopt FASB ASC 805-10 (SFAS No. 141R) in the first quarter of fiscal 2010 and it will apply prospectively to business combinations completed on or after that date. FASB ASC 805-10 (SFAS No. 141R) also requires that changes in acquired deferred tax assets and liabilities or pre-acquisition tax liabilities be recorded to the tax provision as opposed to goodwill as was required under prior guidance. Beginning in the first quarter of fiscal 2010, the tax aspects of FASB ASC 805-10 (SFAS No. 141R) will be applicable to all business combinations regardless of the completion date.
     In April 2008, the FASB issued FASB ASC 350-30 (FSP FAS 142-3, “Determination of the Useful Life of Intangible Assets”). FASB ASC 350-30 (FSP FAS 142-3) amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB ASC 350-10 (SFAS No. 142). This change is intended to improve the consistency between the useful life of a recognized intangible asset under FASB ASC 350-10 (SFAS No. 142) and the period of expected cash flows used to measure the fair value of the asset under FASB ASC 805-10 (SFAS No. 141R) and other US GAAP. The requirement for determining useful lives must be applied prospectively to intangible assets acquired after the effective date and the disclosure requirements must be applied prospectively to all intangible assets recognized as of, and subsequent to, the effective date. FASB ASC 350-30 (FSP FAS 142-3) is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, which will require the Company to adopt these provisions in the first quarter of fiscal 2010. The Company is currently evaluating the impact of adopting FASB ASC 350-30 (FSP FAS 142-3) on its condensed consolidated financial statements.
     In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets” (“SFAS No. 166”), an amendment of FASB SFAS No. 140. SFAS No. 166 improves the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets. SFAS No. 166 will be effective for financial statements issued for fiscal years beginning after November 15, 2009, and interim periods within those fiscal years. Early adoption is not permitted. The Company is currently assessing the potential impact that adoption of SFAS No. 166 would have on its financial position and results of operations.
     In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS No. 167”). SFAS No. 167 improves financial reporting by enterprises involved with variable interest entities. SFAS No. 167 will be effective for financial statements issued for fiscal years beginning after November 15, 2009, and interim periods within those fiscal years. Early adoption is not permitted. The Company does not believe that adoption of SFAS No. 167 will have a material impact on its financial position and results of operations.
     In August 2009, the FASB issued Accounting Standards Update No. 2009-5, “Measuring Liabilities at Fair Value” (“ASU No. 2009-05”). ASU 2009-05 amends Accounting Standards Codification Topic 820, “Fair Value Measurements.” Specifically, ASU 2009-05 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following methods: 1) a valuation technique that uses a) the quoted price of the identical liability when traded as an asset or b) quoted prices for similar liabilities or similar liabilities when traded as assets and/or 2) a valuation technique that is consistent with the principles of Topic 820 of the Accounting Standards Codification. ASU 2009-05 also clarifies that when estimating the fair value of a liability, a reporting entity is not required to adjust to include inputs relating to the existence of transfer restrictions on that liability. ASU 2009-05 is effective for the first reporting period after the issuance, which will require the Company to adopt these provisions in the first quarter of fiscal 2010. The Company does not believe that adoption of ASU 2009-05 will have a material impact on its financial position and results of operations.
2. Sales of Assets
Fiscal 2009
     On August 24, 2009, the Company completed the sale of its BBA business to Ikanos Communications, Inc. (“Ikanos”). Assets sold pursuant to the agreement with Ikanos include, among other things, specified patents, inventory, contracts and tangible assets. Ikanos assumed certain liabilities, including obligations under transferred contracts and certain employee-related liabilities. We also granted to Ikanos a license to use certain of the Company’s retained technology assets in connection with Ikanos’s current and future products in certain fields of use, along with a patent license covering certain of the Company’s retained patents to make, use, and sell such products (or, in some cases, components of such products).
     At the closing of the transaction, the Company recorded aggregate proceeds of $52.8 million, which was comprised of $46.3 million in cash and $6.5 million of escrow funds, which represents the net present value of $6.8 million in escrowed funds deposited. The escrow account will remain in place for twelve months following the closing of the transaction to satisfy potential indemnification claims by Ikanos. Investment banking, legal and other fees of $1.7 million that were directly related to the transaction were offset against the proceeds to calculate net proceeds from the sale of $51.1 million. As a result of the completion of the transaction, the following assets and liabilities were applied to the proceeds received to calculate the net gain on the sale of $39.2 million (in thousands):

Inventories, net	$13,056

Total current assets	13,056

Goodwill	1,000

Total assets	$14,056

Accrued compensation and benefits	$1,732
Other current liabilities	456

Total liabilities	$2,188

     In accordance with FASB ASC 360-10 (SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets), the Company determined that the BBA business, which constituted an operating segment of the Company, qualifies as a discontinued operation. The results of the BBA business have been reported as discontinued operations in the condensed consolidated statements of operations for all periods presented. Interest expense has been allocated based on the provisions of FASB ASC 205-20 (EITF 87-24, Allocation of Interest to Discontinued Operations). For the fiscal years ended October 2, 2009, October 3, 2008 and September 28, 2007, interest expense allocated to discontinued operations was $2.7 million, $3.8 million and $3.8 million, respectively.
     For the fiscal years ended October 2, 2009, October 3, 2008 and September 28, 2007, BBA revenues and pretax loss classified as discontinued operations was $113.6 million and $4.8 million, $171.2 million and $130.0 million, and $212.9 million and $51.5 million, respectively.
     The Company has entered into a short-term transitional services agreement (TSA) with Ikanos which provides for ongoing logistical support by the Company to Ikanos, for which Ikanos will reimburse the Company. As of October 2, 2009, the Company had a receivable under the TSA from Ikanos of approximately $3.4 million, which is classified in other current assets. The Company also recorded approximately $0.4 million in royalty revenue under the TSA agreement.
Fiscal 2008
     On August 8, 2008, the Company completed the sale of its BMP business to NXP B.V. (“NXP”). Pursuant to the asset purchase agreement with NXP, NXP acquired certain assets including, among other things, specified patents, inventory and contracts and assumed certain employee-related liabilities. Pursuant to the agreement, the Company obtained a license to utilize technology that was sold to NXP and NXP obtained a license to utilize certain intellectual property that the Company retained. In addition, NXP agreed to provide employment to approximately 700 of the Company’s employees at locations in the United States, Europe, Israel, Asia-Pacific and Japan.
     At the closing of the transaction, the Company recorded proceeds of an aggregate of $110.4 million, which was comprised of $100.1 million in cash and $10.3 million of escrow funds, which represents the net present value of the $11.0 million in escrowed funds deposited. Investment banking, legal and other fees of $3.6 million that were directly related to the transaction were offset against the proceeds to calculate net proceeds from the sale of $106.8 million. As a result of the completion of the transaction, the following assets and liabilities, as well as $1.8 million of income tax on the gain on sale, were applied to the proceeds received to calculate the net gain on the sale of $6.3 million (in thousands):

Cash and cash equivalents	$3,104
Accounts receivable	27
Inventories, net	12,953
Other current assets	431

Total current assets	16,515

Property, plant and equipment, net	10,268
Goodwill	72,028
Intangible assets, net	840
Other assets	1,000

Total assets	$100,651

Accrued compensation and benefits	$1,476
Other current liabilities	382

Total current liabilities	1,858

Other liabilities	25

Total liabilities	$1,883

     In the fourth fiscal quarter of 2009, $8.4 million was released to the Company from escrow. The remaining $2.6 million of funds in escrow were returned to NXP to satisfy indemnification claims, and were charged to discontinued operations.
     In accordance with FASB ASC 360-10 (Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ), the Company determined that the assets and liabilities of the BMP business, which constituted an operating segment of the Company, were classified as held for sale on the consolidated balance sheet at September 28, 2007, and the results of the BMP business are being reported as discontinued operations in the consolidated statements of operations for all periods presented. Interest expense has been allocated based on the provisions of FASB ASC 205-20 (EITF No. 87-24, Allocation of Interest to Discontinued Operations). Interest expense reclassed to discontinued operations for fiscal years ended October 3, 2008 and September 28, 2007 was $9.0 million and $8.2 million, respectively.
     For the fiscal years ended October 2, 2009, October 3, 2008 and September 28, 2007, BMP revenues and pretax loss classified as discontinued operations were $3.0 million and $11.2 million, $180.0 million and $172.1 million and $235.3 million and $180.0 million, respectively.
Fiscal 2007
     In February 2007, the Company sold its approximate 42% ownership interest in Jazz Semiconductor to Acquicor Technology Inc. (Acquicor), which was renamed Jazz Technologies, Inc. (Jazz) after the transaction, and Jazz Semiconductor became a wholly-owned subsidiary of Jazz. The Company received proceeds of $105.6 million and recognized a gain on the sale of the investment of $50.3 million in fiscal 2007. Additionally, immediately prior to the closing of the sale, the Company made an equity investment of $10.0 million in stock of Jazz, which the Company sold in the fourth quarter of fiscal 2007 resulting in a realized loss of $5.8 million on the sale of the shares.

3. Business Combinations
Fiscal 2009
     In December 2008, the Company acquired certain assets from Analog Devices Inc. (“ADI”) used in the operation of ADI’s “Integrated Audio Group” (“ADI Audio”) and a license to the right to manufacture and sell certain products related to ADI Audio. Of the $3.8 million purchase price, $1.3 million was allocated to net tangible assets and $2.5 million was allocated to the cost of the license. As of October 2, 2009 the Company has paid $3.2 million in cash and recorded a payable of $0.6 million representing the final installment payment on the license.
Fiscal 2008
     In July 2008, the Company acquired Imaging Systems Group (ISG), Sigmatel Inc.’s multi-function printer imaging products, for an aggregate purchase price of $16.1 million. Of the $16.1 million purchase price, $2.5 million was allocated to net tangible assets, $7.8 million was allocated to identifiable intangible assets, $5.0 million was allocated to goodwill and $0.8 million was expensed as in-process research and development in accordance with EITF No. 86-14 “Purchased Research and Development Projects in a Business Combination.” The identifiable intangible assets are being amortized on a straight-line basis over their weighted average estimated useful lives of approximately three years.
Fiscal 2007
     In October 2006, the Company acquired the assets of Zarlink Semiconductor Inc.’s (Zarlink) packet switching business for an aggregate purchase price of $5.8 million. Of the $5.8 million purchase price, $0.7 million was allocated to net tangible assets, approximately $2.4 million was allocated to identifiable intangible assets, and the remaining $2.7 million was allocated to goodwill. The acquired assets are included in assets held for sale at October 3, 2008 and were included in the BBA sale transaction.
     All three acquisitions were accounted for using the purchase method of accounting in accordance with FASB ASC 805-10 (SFAS No. 141 “Business Combinations”). The Company’s statements of operations include the results of ADI, ISG and Zarlink from the date of acquisition. The pro forma effect of the transactions was not material to the Company’s statement of operations for the fiscal years ended October 2, 2009, October 3, 2008 and September 28, 2007.
4. Fair Value of Certain Financial Assets and Liabilities
     In accordance with FASB ASC 820-10 (SFAS No. 157), the following represents the Company’s fair value hierarchy for its financial assets and liabilities measured at fair value on a recurring basis as of October 2, 2009 (in thousands):

	Level 1	Level 2	Total
Assets:
Cash and cash equivalents	$125,385	$—	$125,385
Restricted cash	8,500	—	8,500
Mindspeed warrant	—	5,053	5,053
Long-term restricted cash	6,423	—	6,423

Total Assets	$140,308	$5,053	$145,361

     Level 1 assets consist of the Company’s cash and cash equivalents and restricted cash.
     Level 2 assets consist of the Company’s warrant to purchase approximately 6.1 million shares of Mindspeed common stock at an exercise price of $16.74 per share through June 2013. At October 2, 2009, the warrant was valued using the Black-Scholes-Merton model with an expected term of 3.7 years, expected volatility of 87%, a weighted average risk-free interest rate of 1.70% and no dividend yield.
     The Company had no financial assets or liabilities classified as Level 3 as of October 2, 2009.
     The fair value of other financial instruments as of October 2, 2009 are as follows:

Total
Short-term debt: senior secured notes	$61,400
Short-term debt	28,653
Long-term debt: convertible subordinated notes	211,875

$301,928

     Liabilities consist of the Company’s short-term credit facility, the Company’s senior secured notes, and convertible subordinated notes. The fair value of the convertible subordinated notes was calculated using a quoted market price in an active market. The fair value of the senior secured notes and the short-term debt is their carrying value.

5. Supplemental Balance Sheet Data
Inventories
     Inventories consist of the following (in thousands):

	October 2,	October 3,
	2009	2008
Work-in-process	$5,002	$8,413
Finished goods	4,214	10,959

Total inventories, net	$9,216	$19,372

     At October 2, 2009 and October 3, 2008, inventories are net of excess and obsolete (E&O) inventory reserves of $6.4 million and $12.6 million, respectively.
Property, Plant and Equipment
     Property, plant and equipment consist of the following (in thousands):

	October 2,	October 3,
	2009	2008
Land	$1,662	$1,662
Land and leasehold improvements	6,887	6,406
Buildings	19,824	19,823
Machinery and equipment	56,979	67,738
Construction in progress	86	127

	85,438	95,756
Accumulated depreciation and amortization	(70,139)	(78,346)

	$15,299	$17,410

     Property, plant and equipment are continually monitored and are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. For determining the fair value of property, plant and equipment, the Company utilizes discounted cash flow techniques associated with an asset or long-lived asset group. During fiscal 2009, the Company recorded an impairment charge of $0.9 million on its fixed assets, $0.2 million of which were charged to continuing operations and $0.7 million of which were charged to discontinued operations. During fiscal 2008, the Company determined that the current challenges in the DSL market resulted in the net book value of certain assets within the BBA business unit to be considered not fully recoverable. As a result, the Company recorded an impairment charge of $6.5 million related to the BBA business unit’s property, plant, and equipment. In addition, during fiscal 2008, the Company reevaluated its reporting unit operations with particular attention given to various scenarios for the BMP business. The determination was made that the net book value of certain assets within the BMP business unit were considered not fully recoverable. As a result, the Company recorded an impairment charge of $2.1 million related to the BMP business unit’s property, plant and equipment. The impairment charges related to BMP and BBA property, plant and equipment have been included in net loss from discontinued operations.
     During fiscal 2007, the Company decided to discontinue further investment in stand-alone wireless networking products resulting in the recognition of $6.1 million in impairment charges related to property, plant and equipment supporting the stand-alone wireless products.

Goodwill
     The changes in the carrying amounts of goodwill were as follows (in thousands):

	Fiscal Year Ended
	2009	2008
Goodwill at beginning of period	$110,412	$106,065
Additions	1,000	4,997
Disposals	(1,000)	—
Impairments	—	(180)
Other adjustments	(504)	(470)

Goodwill at end of period	$109,908	$110,412

Impairments
     In the Company’s annual test in the fourth fiscal quarter of 2009, it assessed the fair value of its reporting units for purposes of goodwill impairment testing based upon the Company’s fair value calculated based on the quoted market price of the Company multiplied by shares outstanding and a market multiple analysis, both under the market approach. The resulting fair value of the reporting unit is then compared to the carrying amounts of the net assets of the reporting unit, including goodwill. As the Company has only one reporting unit, the carrying amount of the reporting unit equals the net book value of the Company.
     All of the goodwill reported on the Company’s balance sheet is attributable to the Company’s single reporting unit. During the fourth fiscal quarter of 2009, we determined that the fair value of the Company’s single reporting unit is greater than the carrying value of the Company’s single reporting unit and therefore there is no impairment of goodwill as of October 2, 2009. The Company believes, based on projected revenues, cash flows and our financial position, that the remaining carrying amounts of goodwill are recoverable.
     In fiscal 2008, the Company reevaluated its reporting unit operations with particular attention given to various scenarios for the BMP business. The determination was made that the carrying value of the BMP business unit was greater than its fair value. As a result, the Company recorded a goodwill impairment charge of $119.6 million. In addition, in fiscal 2008 the Company continued its review and assessment of the future prospects of its businesses, products and projects with particular attention given to the BBA business unit. The current challenges in the competitive DSL market described above had resulted in the carrying value of the BBA business unit to be greater than its fair value. As a result, the Company recorded a goodwill impairment charge of $108.8 million. The impairment charges are included in net loss from discontinued operations.
     During fiscal 2007, the Company recorded goodwill impairment charges of $184.7 million in its results from continuing operations because the carrying value of the embedded wireless network products business was greater than its fair value and because the Company decided to discontinue further investment in stand-alone wireless networking products business. In addition, during fiscal 2007, the Company’s loss from discontinued operations includes goodwill impairment charges of $124.8 million because the carrying value of the BMP business was greater than its fair value.
Additions
     During fiscal 2009, the Company recorded $1.0 million of additional goodwill resulting from the final payment for the acquisition of Zarlink Semiconductor.
     During fiscal 2008, the Company recorded $5.0 million of additional goodwill as a result of the acquisition of a multi-function printer imaging business.
Other Current Assets
     Other current assets consist of the following (in thousands):

	October 2,	October 3,
	2009	2008
Other receivables	$6,988	$11,642
Deferred tax asset	327	375
Prepaid technical licenses	3,775	10,042
Other prepaid expenses	5,026	7,584
Other current assets	10,032	8,295

	$26,148	$37,938

Other Assets
     Other assets consist of the following (in thousands):

	October 2,	October 3,
	2009	2008
Mindspeed warrant	$5,053	$545
Technology license	—	8,310
Non-current letters of credit	6,423	6,759
Electronic design automation tools	1,136	4,223
Deferred debt issuance costs	2,619	6,205
Investments	4,805	8,822
Intangible assets	5,557	10,611
Other non-current assets	691	4,386

	$26,284	$49,861

Mindspeed Warrant
     The Company has a warrant to purchase approximately 6.1 million shares of Mindspeed common stock at an exercise price of $16.74 per share through June 2013. At October 2, 2009 and October 3, 2008, the market value of Mindspeed common stock was $3.05 and $2.08 per share, respectively. The Company accounts for the Mindspeed warrant as a derivative instrument, and changes in the fair value of the warrant are included in other (expense) income, net each period. At October 2, 2009 and October 3, 2008, the aggregate fair value of the Mindspeed warrant included on the accompanying consolidated balance sheets was $5.1 million and $0.5 million, respectively. At October 2, 2009, the warrant was valued using the Black-Scholes-Merton model with an expected term of 3.7 years, expected volatility of 87%, a weighted average risk-free interest rate of 1.70% and no dividend yield. The aggregate fair value of the warrant is reflected as a long-term asset on the accompanying consolidated balance sheets because the Company does not intend to liquidate any portion of the warrant in the next twelve months.
     The valuation of this derivative instrument is subjective, and option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Changes in these assumptions can materially affect the fair value estimate. The Company could, at any point in time, ultimately realize amounts significantly different than the carrying value.
Technology License
     As a result of the sale of our BBA business and decrease in revenues in the continuing business, the Company determined that the technology license with Freescale Semiconductor Inc. had no value and therefore recorded an impairment charge of $8.3 million for the license, of which $3.3 million was recorded in discontinued operations and $5.0 million in operating expenses in the year ended October 2, 2009.
Intangible Assets
     Intangible assets consist of the following (in thousands):

	October 2, 2009			October 3, 2008
	Gross			Gross
	Carrying	Accumulated	Book	Carrying	Accumulated	Book
	Amount	Amortization	Value	Amount	Amortization	Value
Developed technology	$—	$—	$—	$11,042	$(9,963)	$1,079
Product licenses	2,400	(628)	1,772	11,032	(7,105)	3,927
Other intangible assets	6,830	(3,045)	3,785	8,240	(2,635)	5,605

	$9,230	$(3,673)	$5,557	$30,314	$(19,703)	$10,611

     Intangible assets are being amortized over a weighted-average period of approximately 5.3 years. Annual amortization expense is expected to be as follows (in thousands):

	Fiscal Year Ending
	2010	2011	2012	2013	2014	Thereafter
Amortization expense	$1,250	$1,137	$1,137	$1,017	$446	$570
     Intangible assets are continually monitored and reviewed for impairment or revisions to estimated useful life whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. For determining the fair value of intangible assets, the Company utilizes discounted cash flow techniques associated with an asset or long-lived asset group.
     During fiscal 2009, the Company recorded impairment charges related to intangible assets of $0.3 million, which were charged to discontinued operations.
     During fiscal 2008, the Company continued its review and assessment of the future prospects of its businesses, products and projects with particular attention given to the BBA business unit. The challenges in the competitive DSL market described above resulted in the net book value of certain assets within the BBA business unit to be considered not fully recoverable. As a result, the Company recorded an impairment charge of $1.9 million related to intangible assets. The impairment charge is included in net loss from discontinued operations.
     In fiscal 2007, due to declines in the performance of embedded wireless network products coupled with the Company’s decision to discontinue further investment in the stand-alone wireless networking products, impairment testing was performed on the intangible assets supporting the embedded wireless products. The fair values of the intangible assets were determined using a non-discounted cash flow model for those intangible assets with no future contribution to the discontinued wireless technology. As a result of this impairment test, the Company recorded an impairment charge of $30.3 million in fiscal 2007.
Other Current Liabilities
     Other current liabilities consist of the following (in thousands):

	October 2,	October 3,
	2009	2008
Restructuring and reorganization liabilities	9,197	10,422
Accrued technical licenses	5,552	12,475
Taxes payable	3,909	1,865
Other	15,320	18,427

	$33,978	$43,189

Other Liabilities
     Other liabilities consist of the following (in thousands):

	October 2,	October 3,
	2009	2008
Restructuring and reorganization liabilities	33,533	17,933
Deferred gain on sale of building	13,205	16,108
Taxes payable	6,411	7,201
Accrued technical licenses	3,413	8,472
Other	5,527	6,627

	$62,089	$56,341

6. Income Taxes
     The components of the provision for income taxes are as follows (in thousands):

	Fiscal Year Ended
	2009	2008	2007
Current:
United States	$(149)	$(33)	$—
Foreign	269	886	605
State and local	(10)	19	97

Total current	110	872	702

Deferred:
United States	—	—	—
Foreign	761	(23)	96

Total deferred	761	(23)	96

	$871	$849	$798

     Deferred income tax assets and liabilities consist of the tax effects of temporary differences related to the following (in thousands):

	October 2,	October 3,
	2009	2008
Deferred tax assets:
Intangible assets	$139,377	$154,377
Capitalized research and development	270,426	316,545
Net operating losses	581,786	474,783
Research and development and investment credits	153,938	152,869
Other, net	108,948	171,189
Valuation allowance	(1,199,860)	(1,213,944)

Total deferred tax assets	54,615	55,819

Deferred tax liabilities:
Deferred state taxes	(55,066)	(55,510)

Total deferred tax liabilities	(55,066)	(55,510)

	$(451)	$309

     In assessing the realizability of deferred income tax assets, FASB ASC 740-10 (SFAS No. 109) establishes a more likely than not standard. If it is determined that it is more likely than not that deferred income tax assets will not be realized, a valuation allowance must be established against the deferred income tax assets. The ultimate realization of the assets is dependent on the generation of future taxable income during the periods in which the associated temporary differences become deductible. Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income and tax planning strategies when making this assessment.
     FASB ASC 740-10 (SFAS No. 109) further states that forming a conclusion that a valuation allowance is not required is difficult when there is negative evidence such as cumulative losses in recent years. As a result of the Company’s cumulative losses, the Company concluded that a full valuation allowance was required as of October 1, 2004. In fiscal 2009 and 2008, foreign operations recorded a $0.5 million net deferred tax liability and a $0.3 million net deferred tax asset, respectively.
     The valuation allowance decreased $14.1 million and $33.0 million during fiscal 2009 and 2008, respectively. The 2009 decrease was primarily due to current year losses that were fully reserved offset by net operating losses that were fully reserved that expired. The decrease in 2008 was primarily related to the reductions in deferred tax assets attributed to the adoption of FASB ASC 740-10 (FIN 48) and offset by fiscal 2008 losses that were fully reserved. The deferred income tax assets at October 2, 2009 include $377.0 million of deferred income tax assets acquired in the merger with GlobespanVirata, Inc. Under FASB ASC 805-10 (SFAS 141R), which is effective for fiscal 2010, the benefit (if any) from the realization of these acquired net deferred income tax assets will decrease the Company’s provision for income taxes.
     As a result of FASB ASC 718-10 (SFAS 123(R)), the Company’s deferred tax assets at October 2, 2009 and October 3, 2008 do not include $20.8 million and $20.6 million, respectively, of excess tax benefits from employee stock option exercises that are a component of the Company’s net operating loss carryovers. Equity will be increased by $20.8 million if and when such excess tax benefits are ultimately realized.

     As of October 2, 2009, the Company has U.S. federal net operating loss carryforwards of approximately $1.6 billion that expire at various dates through 2029 and aggregate state net operating loss carryforwards of approximately $846 million that expire at various dates through 2019. The Company also has U.S. federal and state income tax credit carryforwards of approximately $89.0 million and $65.0 million, respectively. The U.S. federal credits expire at various dates through 2029. The state credit carryforwards include California Manufacturer’s Investment Credits of approximately $0.6 million that expire at various dates through 2011, while the remaining state credits have no expiration date. A reconciliation of income taxes computed at the U.S. federal statutory income tax rate to the provision for income taxes is as follows (in thousands):

	Fiscal Year Ended
	October 2,	October 3,	September 2
	2009	2008	2007
U.S. Federal statutory tax at 35%	$(8,132)	$(605)	$(76,227)
State taxes, net of federal effect	711	(844)	5,508
U.S. and foreign income taxes on foreign earnings	7,863	6,346	2,466
Research and development credits	(939)	(3,655)	(5,229)
Valuation allowance	(13,911)	4,499	26,587

Detriment/(benefit) from discontinued operations and equity method investments, net of impairments	6,670	(7,986)	(19,131)
Asset impairments	4,494	—	63,012
Stock options	3,189	2,271	2,022
Other	926	823	1,790

Provision for income taxes	$871	$849	$798

     Loss from continuing operations before income taxes and (loss) gain on equity investments consists of the following components (in thousands):

	Fiscal Year Ended
	October 2,	October 3,	September 2
	2009	2008	2007
United States	$(19,192)	$733	$(215,449)
Foreign	(4,042)	(2,462)	(2,341)

	$(23,234)	$(1,729)	$(217,790)

     Certain of the Company’s foreign income tax returns for the years 2001 through 2007 are currently under examination. Management believes that adequate provision for income taxes has been made for all years, and the results of the examinations will not have a material impact on the Company’s financial position, cash flows or results of operations.
     No provision has been made for U.S. federal, state or additional foreign income taxes which would be due upon the actual or deemed distribution of approximately $0.1 million and $6.3 million of undistributed earnings of foreign subsidiaries as of October 2, 2009 and October 3, 2008, respectively, which have been or are intended to be permanently reinvested.
     On September 29, 2007, the Company adopted the provisions of FASB ASC 740-10 (FIN 48). The adoption had the following impact on the Company’s financial statements: increased long-term liabilities by $5.9 million and retained deficit by $0.8 million and decreased its long-term assets by $0.3 million and current income taxes payable by $5.3 million.
     The following table summarizes the fiscal 2009 and 2008 activity related to our unrecognized tax benefits:

	2009	2008
Beginning balance	$77,304	$74,370
Increases related to current year tax positions	730	4,279
Expiration of the statue of limitations for the assessment of taxes	(4,429)	(1,504)
Other	232	159

Ending balance	$73,837	$77,304

     Included in the unrecognized tax benefits of $73.8 million at October 2, 2009 are $66.3 million of tax benefits primarily related to federal and state acquired net operation loss and credit carryovers that, if recognized, would be offset by the Company’s valuation allowance, and $1.2 million of tax benefits that were acquired in business combinations that, if recognized, would under FASB ASC 805-10 (SFAS 141R) be recorded to tax expense as opposed to goodwill as required before the adoption of FASB ASC 805-10 (SFAS 141R). The balance of the Company’s uncertain tax positions are related to various foreign locations.
     The Company also accrued potential interest of $0.5 million and $0.4 million related to these unrecognized tax benefits during fiscal 2009 and 2008 respectively, and in total, as of October 2, 2009, the Company has recorded a liability for potential interest and penalties of $1.2 million related to these positions. The Company expects $10.2 million of the unrecognized tax benefits, primarily related to acquired net operating losses and tax credits to expire unutilized over the next 12 months. The Company does not expect its uncertain tax positions to otherwise change materially over the next 12 months.
     The Company files U.S., state, and foreign income tax returns in jurisdictions with varying statutes of limitations. The fiscal 2005 through 2009 tax years generally remain subject to examination by federal and most state tax authorities.
7. Debt
Short-Term Debt
     On November 29, 2005, the Company established an accounts receivable financing facility whereby it sells, from time to time, certain accounts receivable to Conexant USA, LLC (Conexant USA), a special purpose entity which is a consolidated subsidiary of the Company. Under the terms of the Company’s agreements with Conexant USA, the Company retains the responsibility to service and collect accounts receivable sold to Conexant USA and receives a weekly fee from Conexant USA for handling administrative matters that is equal to 1.0%, on a per annum basis, of the uncollected value of the accounts receivable.
     Concurrent with the Company’s agreements with Conexant USA, Conexant USA entered into an $80.0 million credit facility that is secured by the assets of Conexant USA. Conexant USA is required to maintain certain minimum amounts on deposit (restricted cash) with the bank during the term of the credit agreement. The credit agreement was renewed effective November 2008 at a $50.0 million borrowing limit. Borrowings under the credit facility, which cannot exceed the lesser of $50.0 million and 85% of the uncollected value of purchased accounts receivable that are eligible for coverage under an insurance policy for the receivables, bear interest equal to 7-day LIBOR (reset weekly) plus 1.25% and was approximately 1.49% at October 2, 2009. In addition, Conexant USA pays a fee of 0.2% per annum for the unused portion of the line of credit.
     The credit facility expires on November 27, 2009. During its term, the credit facility required the Company and its consolidated subsidiaries to maintain minimum levels of shareholders’ equity and cash and cash equivalents. Further, any failure by the Company or Conexant USA to pay their respective debts as they become due would allow the bank to cause all borrowings under the credit facility to immediately become due and payable. At October 2, 2009, Conexant USA had borrowed $28.7 million under this credit facility and the Company was in compliance with all credit facility requirements. As permitted by the terms of the credit facility, outstanding balances under the credit facility are required to be repaid on or before May 27, 2010.
Long-Term Debt
     Long-term debt consists of the following (in thousands):

	October 2,	October 3,
	2009	2008
Floating rate senior secured notes due November 2010	$61,400	$141,400
4.00% convertible subordinated notes due March 2026, net of debt discount of $21,422 and $35,437, respectively (1)	228,578	214,563

Total	289,978	355,963
Less: current portion of long-term debt	(61,400)	(17,707)

Long-term debt	$228,578	$338,256

(1)	Amounts reflect the retrospective application of the provisions of FASB ASC 470-20 (FSP APB 14-1) which was adopted October 3, 2009. See Note 1 for additional information about the impact of FASB ASC 470-20 (FSP APB 14-1) on the accounting for our convertible debt.
     Floating rate senior secured notes due November 2010 — In November 2006, the Company issued $275.0 million aggregate principal amount of floating rate senior secured notes due November 2010. Proceeds from this issuance, net of fees paid or payable, were approximately $264.8 million. The senior secured notes bear interest at three-month LIBOR (reset quarterly) plus 3.75%, and interest is payable in arrears quarterly on each February 15, May 15, August 15 and November 15, beginning on February 15, 2007. The senior secured notes are redeemable in whole or in part, at the option of the Company, at any time on or after November 15, 2008 at varying redemption prices that generally include premiums, which are defined in the indenture for the notes, plus accrued and unpaid interest. The Company is required to offer to repurchase, for cash, notes at a price of 100% of the principal amount, plus any accrued and unpaid interest, with the net proceeds of certain asset dispositions if such proceeds are not used within 360 days to invest in assets (other than current assets) related to the Company’s business. In addition, upon a change of control, the Company is required to make an offer to redeem all of the senior secured notes at a redemption price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest. The floating rate senior secured notes rank equally in right of payment with all of the Company’s existing and future senior debt and senior to all of its existing and future subordinated debt. The notes are guaranteed by certain of the Company’s U.S. subsidiaries (the Subsidiary Guarantors). The guarantees rank equally in right of payment with all of the Subsidiary Guarantors’ existing and future senior debt and senior to all of the Subsidiary Guarantors’ existing and future subordinated debt. The notes and guarantees (and certain hedging obligations that may be entered into with respect thereto) are secured by first-priority liens, subject to permitted liens, on substantially all of the Company’s and the Subsidiary Guarantors’ assets (other than accounts receivable and proceeds therefrom and subject to certain exceptions), including, but not limited to, the intellectual property, real property, plant and equipment now owned or hereafter acquired by the Company and the Subsidiary Guarantors.
     The indenture governing the senior secured notes contains a number of covenants that restrict, subject to certain exceptions, the Company’s ability and the ability of its restricted subsidiaries to: incur or guarantee additional indebtedness or issue certain redeemable or preferred stock; repurchase capital stock; pay dividends on or make other distributions in respect of its capital stock or make other restricted payments; make certain investments; create liens; redeem junior debt; sell certain assets; consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; enter into certain types of transactions with affiliates; and enter into sale-leaseback transactions.
     The sale of the Company’s investment in Jazz Semiconductor, Inc. (Jazz) in February 2007 and the sale of two other equity investments in January 2007 qualified as asset dispositions requiring the Company to make offers to repurchase a portion of the notes no later than 361 days following the February 2007 asset dispositions. Based on the proceeds received from these asset dispositions and the Company’s cash investments in assets (other than current assets) related to the Company’s business made within 360 days following the asset dispositions, the Company was required to make an offer to repurchase not more than $53.6 million of the senior secured notes, at 100% of the principal amount plus any accrued and unpaid interest in February 2008. As a result of 100% acceptance of the offer by the Company’s bondholders, $53.6 million of the senior secured notes were repurchased during the second quarter of fiscal 2008. The Company recorded a pretax loss on debt repurchase of $1.4 million during the second quarter of fiscal 2008 which included the write-off of deferred debt issuance costs.
     Following the sale of the BMP business unit, the Company made an offer to repurchase $80.0 million of the senior secured notes at 100% of the principal amount plus any accrued and unpaid interest in September 2008. As a result of the 100% acceptance of the offer by the Company’s bondholders, $80.0 million of the senior secured notes were repurchased during the fourth quarter of fiscal 2008. The Company recorded a pretax loss on debt repurchase of $1.6 million during the fourth quarter of fiscal 2008, which included the write-off of deferred debt issuance costs. The pretax loss on debt repurchase of $1.6 million has been included in net loss from discontinued operations.
     Following the sale of the BBA business unit, the Company made an offer to repurchase $73.0 million of the senior secured notes at 100% of the principal amount plus any accrued and unpaid interest in August 2009. As a result of the 100% acceptance of the offer by the Company’s bondholders, $73.0 million of the senior secured notes were repurchased during the fourth quarter of fiscal 2009. In a separate transaction in the fourth quarter of fiscal 2009, the Company purchased an additional $7.0 million of the senior secured notes at 100% of the principal amount plus any accrued and unpaid interest. The Company recorded a pretax loss on debt repurchase of $0.9 million during the fourth quarter of fiscal 2009 which included the write-off of deferred debt issuance costs, $0.4 million was recorded in interest expense in continuing operations, $0.5 million was recorded in net loss from discontinued operations.
     Subsequent to October 2, 2009, the Company issued a redemption notice announcing that it will redeem all of the remaining $61.4 million senior secured notes on December 18, 2009. The redemption price will be equal to 101% of the principal amount of the senior secured notes plus accrued and unpaid interest to the redemption date. Accordingly, the remaining $61.4 million senior secured notes have been classified as current in the Company’s consolidated balance sheets as of October 2, 2009.
     4.00% convertible subordinated notes due March 2026 — In March 2006, the Company issued $200.0 million principal amount of 4.00% convertible subordinated notes due March 2026 and, in May 2006, the initial purchaser of the notes exercised its option to purchase an additional $50.0 million principal amount of the 4.00% convertible subordinated notes due March 2026. Total proceeds to the Company from these issuances, net of issuance costs, were $243.6 million. The notes are general unsecured obligations of the Company. Interest on the notes is payable in arrears semiannually on each March 1 and September 1, beginning on September 1, 2006. The notes are convertible, at the option of the holder upon satisfaction of certain conditions, into shares of the Company’s common stock at a conversion price of $49.20 per share, subject to adjustment for certain events. Upon conversion, the Company has the right to deliver, in lieu of common stock, cash or a combination of cash and common stock. Beginning on March 1, 2011, the notes may be redeemed at the Company’s option at a price equal to 100% of the principal amount, plus any accrued and unpaid interest. Holders may require the Company to repurchase, for cash, all or part of their notes on March 1, 2011, March 1, 2016 and March 1, 2021 at a price of 100% of the principal amount, plus any accrued and unpaid interest.

8. Commitments and Contingencies
Lease Commitments
     The Company leases certain facilities and equipment under non-cancelable operating leases which expire at various dates through 2021 and contain various provisions for rental adjustments including, in certain cases, adjustments based on increases in the Consumer Price Index. The leases generally contain renewal provisions for varying periods of time. Rental expense under operating leases was approximately $14.9 million, $21.0 million, and $12.0 million during fiscal 2009, 2008 and 2007, respectively.
     At October 2, 2009, future minimum lease payments, net of sublease income, under non-cancelable operating leases were as follows (in thousands):

	Lease	Sublease	Net
Fiscal Year Ending	Payments	Income	Obligations
2010	$19,446	$(4,827)	$14,619
2011	15,661	(2,352)	13,309
2012	13,704	(1,746)	11,958
2013	13,941	(1,510)	12,431
2014	14,009	(1,212)	12,797
Thereafter	35,196	(2,269)	32,927

Total future minimum lease payments	$111,957	$(13,916)	$98,041

     The summary of future minimum lease payments includes an aggregate gross amount of $89.5 million of lease obligations that principally expire through fiscal 2021, which have been accrued for in connection with the Company’s reorganization and restructuring actions and previous actions taken by GlobespanVirata, Inc. prior to its merger with the Company in February 2004.
     At October 2, 2009, the Company is contingently liable for approximately $2.6 million in operating lease commitments on facility leases that were assigned to Mindspeed at the time of its separation from the Company.
Legal Matters
     Certain claims have been asserted against the Company, including claims alleging the use of the intellectual property rights of others in certain of the Company’s products. The resolution of these matters may entail the negotiation of a license agreement, a settlement, or the adjudication of such claims through arbitration or litigation. The outcome of litigation cannot be predicted with certainty and some lawsuits, claims or proceedings may be disposed of unfavorably for the Company. Many intellectual property disputes have a risk of injunctive relief and there can be no assurance that a license will be granted. Injunctive relief could have a material adverse effect on the financial condition or results of operations of the Company. Based on its evaluation of matters which are pending or asserted and taking into account the Company’s reserves for such matters, management believes the disposition of such matters will not have a material adverse effect on the Company’s financial condition, results of operations, or cash flows.
     IPO Litigation — In November 2001, Collegeware Asset Management, LP, on behalf of itself and a putative class of persons who purchased the common stock of GlobeSpan, Inc. (GlobeSpan, Inc. later became GlobespanVirata, Inc., and is now the Company’s Conexant, Inc. subsidiary) between June 23, 1999 and December 6, 2000, filed a complaint in the U.S. District Court for the Southern District of New York alleging violations of federal securities laws by the underwriters of GlobeSpan, Inc.’s initial and secondary public offerings as well as by certain GlobeSpan, Inc. officers and directors. The complaint alleged that the defendants violated federal securities laws by issuing and selling GlobeSpan, Inc.’s common stock in the initial and secondary offerings without disclosing to investors that the underwriters had (1) solicited and received undisclosed and excessive commissions or other compensation and (2) entered into agreements requiring certain of their customers to purchase the stock in the aftermarket at escalating prices. The complaint was consolidated for purposes of discovery and other pretrial proceedings with class actions against more than 300 other companies making similar allegations regarding the public offerings of those companies during 1998 through 2000. On June 10, 2009, the court gave preliminary approval, and on October 5, 2009, the court gave final approval, to a $586 million aggregate settlement of the consolidated class actions. For purposes of the settlement, the plaintiff classes do not include certain institutions allocated shares from the “institutional pots” in any of the public offerings at issue in the consolidated class actions and persons associated with those institutions. Pursuant to the terms of the settlement, the Company’s and the individual GlobeSpan defendants’ share of the cost of the settlement will be paid by GlobeSpan’s insurers. Several appeals have been taken from the approval of the settlement; at this time the Company does not believe that these appeals will have a material impact on the Company.
     Class Action Suit — In February 2005, the Company and certain of its current and former officers and the Company’s Employee Benefits Plan Committee were named as defendants in Graden v. Conexant, et al., a lawsuit filed on behalf of all persons who were participants in the Company’s 401(k) Plan (Plan) during a specified class period. This suit was filed in the U.S. District Court of New

Jersey and alleges that the defendants breached their fiduciary duties under the Employee Retirement Income Security Act, as amended, to the Plan and the participants in the Plan. The plaintiffs filed an amended complaint on August 11, 2005. The amended complaint alleged that the plaintiffs lost money in the Plan due to (i) poor Company merger-related performance, (ii) misleading disclosures by the Company regarding the merger, (iii) breaches of fiduciary duty regarding management of Plan assets, (iv) being encouraged to invest in the Conexant Stock Fund, (v) being unable to diversify out of said fund and (vi) having the Company make its matching contributions in said fund. On October 12, 2005, the defendants filed a motion to dismiss this case. The plaintiffs responded to the motion to dismiss on December 30, 2005, and the defendants’ reply was filed on February 17, 2006. On March 31, 2006, the judge dismissed this case and ordered it closed. The plaintiffs filed a notice of appeal on April 17, 2006. The appellate argument was held on April 19, 2007. On July 31, 2007, the Third Circuit Court of Appeals vacated the District Court’s order dismissing plaintiffs’ complaint and remanded the case for further proceedings. On August 27, 2008, the motion to dismiss was granted in part and denied in part. The judge left in claims against all of the individual defendants as well as against the Company. In January 2009, the Company and the plaintiffs agreed in principle to settle all outstanding claims in the litigation for $3.25 million. On May 21, 2009, plaintiffs’ attorneys filed with the District Court a motion asking the court to grant its preliminary approval of the proposed settlement and set a date for a final hearing on the settlement, after notice to the class, the obtaining of an allocation of the dollar recovery, and certain other preconditions set forth in the settlement agreement. By order dated June 18, 2009, the District Court granted preliminary approval of the proposed settlement and set September 11, 2009 as the date of the final Settlement Fairness hearing. On September 11, 2009, the Court approved the proposed settlement. In fiscal 2009, the Company deposited $3.25 million into an escrow account and anticipates that the settlement will be paid in December 2009.
     Wi-Lan Litigation — On October 1, 2009, Wi-Lan, Inc. (“Wi-Lan”) filed a complaint in the United States District Court for the Eastern District of Texas accusing the Company of infringing one United States patent. Wi-Lan alleges that certain past sales from the Company’s former BBA business infringe the patent, which allegedly relates to Asymmetric Digital Subscriber Line (“ADSL”) technology. The Company has not been served with the complaint. The Company believes it does not infringe the Wi-Lan patent, and it will defend any lawsuit related to this patent. Wi-Lan and the Company have been engaged in licensing discussions concerning the asserted patent since April 2008 and those discussions continue.
Guarantees and Indemnifications
     The Company has made guarantees and indemnities, under which it may be required to make payments to a guaranteed or indemnified party, in relation to certain transactions. In connection with the Company’s spin-off from Rockwell International Corporation (“Rockwell”), the Company assumed responsibility for all contingent liabilities and then-current and future litigation (including environmental and intellectual property proceedings) against Rockwell or its subsidiaries in respect of the operations of the semiconductor systems business of Rockwell. In connection with the Company’s contribution of certain of its manufacturing operations to Jazz, the Company agreed to indemnify Jazz for certain environmental matters and other customary divestiture-related matters. In connection with the Company’s sale of the BMP business to NXP, the Company agreed to indemnify NXP for certain claims related to the transaction. In connection with the Company’s sale of the BBA business to Ikanos, the Company agreed to indemnify Ikanos for certain claims related to the transaction. In connection with the sales of its products, the Company provides intellectual property indemnities to its customers. In connection with certain facility leases, the Company has indemnified its lessors for certain claims arising from the facility or the lease. The Company indemnifies its directors and officers to the maximum extent permitted under the laws of the State of Delaware.
     The durations of the Company’s guarantees and indemnities vary, and in many cases are indefinite. The guarantees and indemnities to customers in connection with product sales generally are subject to limits based upon the amount of the related product sales. The majority of other guarantees and indemnities do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. The Company has not recorded any liability for these guarantees and indemnities in the accompanying condensed consolidated balance sheets as they are not estimated to be material. Product warranty costs are not significant.
Other
     Tax Matter — During fiscal 2008, the Company settled certain proposed tax assessments related to an acquired foreign subsidiary. The final settlement related to pre-acquisition tax periods and the Company has been fully indemnified for the amount due. The settlement resulted in a reversal of $1.4 million of reserves, of which $0.6 million was recorded as a reduction to Goodwill and $0.9 million as a reduction to Special Charges.
     The Company has recorded $8.9 million of unrecognized tax benefits as liabilities in accordance with FASB ASC 740-10 (FIN 48), and the Company is uncertain as to if or when such amounts may be settled. Related to these unrecognized tax benefits, the Company has also recorded a liability for potential penalties and interest of $1.2 million as of October 2, 2009.
9. Shareholders’ Equity
     The Company’s authorized capital consists of 100,000,000 shares of common stock, par value $0.01 per share, and 25,000,000 shares of preferred stock, without par value, of which 5,000,000 shares are designated as Series A junior participating preferred stock (the Junior Preferred Stock).

Stock Option Plans
     The Company has stock option plans and long-term incentive plans under which employees and directors may be granted options to purchase shares of the Company’s common stock. As of October 2, 2009, approximately 9.2 million shares of the Company’s common stock are available for grant under the stock option and long-term incentive plans. Stock options are granted with exercise prices of not less than the fair market value at grant date, generally vest over four years and expire eight or ten years after the grant date. The Company settles stock option exercises with newly issued shares of common stock. The Company has also assumed stock option plans in connection with business combinations.
     The Company accounts for its stock option plans in accordance with FASB ASC 718-10 (SFAS No. 123(R), “Share-Based Payment”). Under FASB ASC 718-10 (SFAS No. 123(R)), the Company is required to measure compensation cost for all stock-based awards at fair value on the date of grant and recognize compensation expense in its consolidated statements of operations over the service period that the awards are expected to vest. The Company measures the fair value of service-based awards and performance-based awards on the date of grant. Performance-based awards are evaluated for vesting probability each reporting period.
     The following weighted average assumptions were used in the estimated grant date fair value calculations for share-based payments:

	Fiscal Year Ended
	October 2,	October 3,	September 28,
	2009	2008	2007
Stock option plans:
Expected dividend yield	$—	$—	$—
Expected stock price volatility	79%	67%	68%
Risk free interest rate	2.12%	3.20%	4.60%
Average expected life (in years)	4.87	5.25	4.93
Stock purchase plans:
Expected dividend yield	$—	$—	$—
Expected stock price volatility	74%	69%	60%
Risk free interest rate	3.14%	3.10%	4.80%
Average expected life (in years)	0.50	0.50	0.50
     The expected stock price volatility rates are based on the historical volatility of the Company’s common stock. The risk free interest rates are based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option or award. The average expected life represents the weighted average period of time that options or awards granted are expected to be outstanding.
     A summary of stock option activity is as follows (shares in thousands):

		Weighted
		Average
		Exercise
	Shares	Price
Outstanding, October 3, 2008	7,357	$23.54
Granted	77	1.07
Exercised	—	—
Forfeited	(3,224)	23.45

Outstanding, October 2, 2009	4,210	23.20

Shares vested and expected to vest, October 2, 2009	4,159	23.33

Exercisable, October 2, 2009	3,840	$24.24

     At October 2, 2009, of the 4.2 million stock options outstanding, approximately 3.4 million options were held by current employees and directors of the Company, and approximately 0.8 million options were held by employees of former businesses of the Company (i.e., Mindspeed, Skyworks) who remain employed by one of these businesses. At October 2, 2009, stock options outstanding had an aggregate intrinsic value of approximately $0.1 million and a weighted-average remaining contractual term of 2.5 years. At October 2, 2009, exercisable stock options had an immaterial aggregate intrinsic value and a weighted-average remaining contractual term of

2.2 years. No options were exercised during the fiscal year ended October 2, 2009. The total intrinsic values of options exercised during fiscal 2008 was immaterial. The total intrinsic value of options exercised in 2007 was $2.1 million. At October 2, 2009, the total unrecognized fair value compensation cost related to non-vested stock option awards was $2.5 million, which is expected to be recognized over a remaining weighted average period of approximately 1.2 years.
     Restricted stock units issued under the 2000 Non-Qualified Plan are as follows:

		Weighted
		Average
		Grant Date
	Shares	Fair Value
Outstanding, October 3, 2008	—	$—
Granted	136	2.38
Vested	—	—
Forfeited	—	—

Outstanding, October 2, 2009	136	$2.38

     During fiscal 2009, the Company recognized compensation expense of $0.04 million related to share awards issued under the 2000 Non-Qualified Plan. At October 2, 2009, the total unrecognized fair value stock-based compensation cost related to non-vested 2000 Non-Qualified Plan was $0.3 million, which is expected to be recognized over a weighted average period of 0.9 years.
1999 Long Term Incentive Plan, 2001 Performance Share Plan and 2004 New Hire Equity Incentive Plan
     The Company’s long-term incentive plans also provide for the issuance of share-based awards to officers and other employees and certain non-employees of the Company. These awards are subject to forfeiture if employment terminates during the prescribed vesting period (generally within one to two years of the date of award) or, in certain cases, if prescribed performance criteria are not met. The Company maintains the 1999 Long Term Incentive Plan, under which it reserved 2.8 million shares for issuance, the 2001 Performance Share Plan, under which it reserved 0.4 million shares for issuance, as well as the 2004 New Hire Equity Incentive Plan (“2004 New Hire Plan”), under which it reserved 1.2 million shares for issuance.
1999 Long Term Incentive Plan
     The awards issued under this plan may be settled, at the Company’s election at the time of payment, in cash, shares of common stock or any combination of cash and common stock. A summary of share-based award activity under the 1999 Long Term Incentive Plan is as follows (shares in thousands):

		Weighted
		Average
		Grant Date
	Shares	Fair Value
Outstanding, October 3, 2008	225	$5.31
Granted	—	—
Vested	(213)	5.30
Forfeited	—	—

Outstanding, October 2, 2009	12	$5.67

     During fiscal 2009 and 2008, the Company recognized compensation expense of $0.6 million and $0.5 million, respectively, related to the 1999 Long Term Incentive Plan. At October 2, 2009, the total unrecognized fair value compensation cost related to non-vested 1999 Long Term Incentive Plan awards was $0.1 million, which is expected to be recognized over a remaining weighted average period of approximately 0.8 years. The plan expired on December 31, 2008. There are no shares available to grant.

2001 Performance Share Plan
     The performance-based awards may be settled, at the Company’s election at the time of payment, in cash, shares of common stock or any combination of cash and common stock. A summary of share-based award activity under the 2001 Performance Share Plan is as follows (shares in thousands):

		Weighted
		Average
		Grant Date
	Shares	Fair Value
Outstanding, October 3, 2008	175	$8.00
Granted	—	—
Vested	(175)	8.00
Forfeited	—	—

Outstanding, October 2, 2009	—	$—

     During fiscal 2009, the Company recorded expense of $0.6 million related to the 2001 Performance Share Plan. During fiscal 2008, the Company recorded a reversal of previously recognized stock based compensation expense of $1.1 million, related to the non-achievement of certain performance criteria and stock based compensation expense of $0.9 million related to outstanding awards. During fiscal 2007 the Company recorded expense of $1.4 million. At October 2, 2009, there was no unrecognized compensation cost related to non-vested Performance Plan share awards. At October 2, 2009, approximately 0.2 million shares of the Company’s common stock are available for issuance under this plan.
2004 New Hire Plan
     The New Hire Plan contains service-based awards as well as awards which vest based on the achievement of certain stock price appreciation conditions. A summary of share-based award activity under the New Hire Plan is as follows (shares in thousands):

		Weighted
		Average
		Grant Date
	Shares	Fair Value
Outstanding, October 3, 2008	74	$10.59
Granted	—	—
Vested	(32)	11.33
Forfeited	(25)	13.70

Outstanding, October 2, 2009	17	$4.50

     During fiscal 2009, 2008 and 2007, the Company recognized $0.3 million, $1.1 million and $0.3 million in stock based compensation expense related to the New Hire Plan, respectively. In addition, due to the departure of the Company’s former President and CEO in fiscal 2008, the vesting period of 0.2 million service-based awards was accelerated and 0.1 million market condition awards were forfeited due to non-achievement of vesting conditions resulting in the recognition of $1.3 million of stock based compensation and the reversal of $0.3 million of stock based compensation, respectively. At October 2, 2009, the total unrecognized fair value compensation cost related to non-vested New Hire Plan was $0.05 million, which is expected to be recognized over a remaining weighted average period of approximately 1.5 years.
Employee Stock Purchase Plan
     Effective January 31, 2009, the Company suspended the Employee Stock Purchase Plan (“ESPP”) for all employees. The last purchase of 49,592 shares under the ESPP occurred on January 30, 2009. During fiscal 2009, 2008 and 2007, the Company recognized stock-based compensation expense of $0.1 million, $0.5 million and $1.4 million for stock purchase plans, in its condensed consolidated statements of operations.
Directors Stock Plan
     Effective February 13, 2009, the Company suspended the Directors Stock Plan (“DSP”) that provided for each non-employee director to receive specified levels of stock option grants upon election to the Board of Directors and periodically thereafter. Under the DSP, each non-employee director could elect to receive all or a portion of the cash retainer to which the director was entitled through the issuance of common stock. During fiscal 2008, 0.01 million stock option grants were awarded under the DSP.
10. Employee Benefit Plans
Retirement Savings Plan
     The Company sponsors 401(k) retirement savings plans that allow eligible U.S. employees to contribute a portion of their compensation, on a pre-tax or after-tax basis, subject to annual limits. The Company may match employee contributions in whole or in part up to specified levels, and the Company may make an additional discretionary contribution at fiscal year-end, based on the Company’s performance. The Company contributions are made in cash, and are allocated based on the employee’s current investment elections. Expense under the retirement savings plans was $0.5 million, $1.7 million, and $2.1 million for fiscal 2009, 2008 and 2007, respectively. In the second quarter of fiscal 2009 the Company suspended the company match for the domestic 401(k) plan.
Retirement Medical Plan
     The Company has a retirement medical plan which covers certain of its employees and provides for medical payments to eligible employees and dependents upon retirement. At the time of the spin-off from Rockwell in fiscal 1999, the Company ceased offering retirement medical coverage to active salaried employees. Effective January 1, 2003, the Company elected to wind-down this plan, and it was phased out as of December 31, 2007. Retirement medical credit, consisting principally of interest accrued on the accumulated retirement medical obligation and the effects of the wind-down of the plan beginning in fiscal 2003, was approximately $0.6 million and $2.0 million in fiscal 2008 and 2007, respectively. The wind-down of the plan was completed in fiscal 2008. No material payments are expected beyond fiscal 2009.
Pension Plans
     In connection with a restructuring plan initiated in September 1998, the Company offered a voluntary early retirement program (VERP) to certain salaried employees. Pension benefits under the VERP were paid from a then newly established pension plan (the VERP Plan) of Conexant. Benefits payable under the VERP Plan were equal to the excess of the total early retirement pension benefit over the vested benefit obligation retained by Rockwell under a pension plan sponsored by Rockwell prior to Rockwell’s spin-off of the Company. The Company also has certain pension plans covering its non-U.S. employees and retirees.
     In May 2008, the Company determined it would terminate its VERP which it had offered to certain salaried employees in association with a restructuring plan initiated in September 1998. The Company settled its liability related to the VERP via the purchase of a non-participating annuity contract. During fiscal 2008, the Company recorded a pension settlement charge of $6.3 million. As a result of the termination, no further contributions or benefit payouts will occur. Net pension expense was a credit of approximately $0.1 million for fiscal 2008 and expense of approximately $0.2 million for fiscal 2007.
11. Gain on Sale of Intellectual Property
     In October 2008, the Company sold a portfolio of patents, including patents related to its prior wireless networking technology, to a third party for cash of $14.5 million, net of costs, and recognized a gain of $12.9 million on the transaction. In accordance with the terms of the agreement with the third party, the Company retains a cross-license to this portfolio of patents.
12. Asset Impairments
Fiscal 2009
     During fiscal 2009, the Company recorded impairment charges of $10.8 million, consisting primarily of an $8.3 million impairment of a patent license with Freescale Semiconductor, Inc., land and fixed asset impairments of $1.4 million, electronic design automation (“EDA”) tool impairments of $0.8 million, intangible asset impairments of $0.3 million. Asset impairments recorded in continuing operations were $5.7 million, asset impairments related to the BMP and BBA business units of $5.1 million were recorded in discontinued operations.
Fiscal 2008
     During fiscal 2008, the Company continued its review and assessment of the future prospects of its businesses, products and projects with particular attention given to the BBA business unit. The challenges in the competitive DSL market resulted in the net book value of certain assets within the BBA business unit to be considered not fully recoverable. As a result, the Company recorded impairment charges of $108.8 million related to goodwill, $1.9 million related to intangible assets, $6.5 million related to property, plant and equipment and $3.4 million related to EDA tools. The impairment charges have been included in net loss from discontinued operations.
     During fiscal 2008, the Company reevaluated its reporting unit operations with particular attention given to various scenarios for the BMP business. The determination was made that the net book value of certain assets within the BMP business unit were considered not fully recoverable. As a result, the Company recorded impairment charges of $119.6 million related to goodwill, $21.1 million related to EDA tools and technology licenses and $2.1 million related to property, plant and equipment, respectively. The impairment charges have been included in net loss from discontinued operations.
Fiscal 2007
     During fiscal 2007, the Company recorded asset impairment charges of $225.4 million, consisting primarily of goodwill impairment charges of $184.7 million, intangible impairment charges of $30.3 million and property, plant and equipment impairment charges of $6.1 million resulting from declines in the embedded wireless network products coupled with the Company’s decision to discontinue further investment in stand-alone wireless networking products. In addition, during fiscal 2007, the Company’s loss from discontinued operations includes asset impairment charges of $128.2 million. The fiscal 2007 asset impairment charges included in discontinued operations is comprised of goodwill impairment charges of $124.8 million which resulted from declines in the performance of certain broadband media products in the prior fiscal year.
13. Special Charges
     Special charges consist of the following (in thousands):

	Fiscal Year Ended
	October 2,	October 3,	September
	2009	2008	2007
	(In thousands)
Litigation charges	$3,475	$—	$1,497
Restructuring charges	15,116	11,539	7,227
Voluntary Early Retirement Plan (“VERP”) settlement charge	—	6,294	—
Loss on disposal of property	392	961	—
Other special charges	—	(112)	(364)

	$18,983	$18,682	$8,360

Litigation Charges
     Litigation charges in fiscal 2009 resulted from the settlement of the class action lawsuit related to the Company’s 401(k) savings plan.
Restructuring Charges
     The Company has implemented a number of cost reduction initiatives to improve its operating cost structure. The cost reduction initiatives included workforce reductions and the closure or consolidation of certain facilities, among other actions.
     As of October 2, 2009, the Company has remaining restructuring accruals of $42.7 million, of which $1.6 million relates to workforce reductions and $41.1 million relates to facility and other costs. Of the $42.7 million of restructuring accruals at October 2, 2009, $9.2 million is included in other current liabilities and $33.5 million is included in other non-current liabilities in the accompanying consolidated balance sheet. The Company expects to pay the amounts accrued for the workforce reductions through fiscal 2010 and expects to pay the obligations for the non-cancelable lease and other commitments over their respective terms, which expire at various dates through fiscal 2021. The facility charges were determined in accordance with the provisions of FASB ASC 420-10 (SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”). As a result, the Company recorded the net present value of the future lease obligations and will accrete the remaining amounts into expense over the remaining terms of the non-cancellable leases.
     Fiscal 2009 Restructuring Actions — As part of a workforce reduction implemented during the fiscal year ended October 2, 2009, the Company completed actions that resulted in the elimination of 183 positions worldwide. In relation to these restructuring actions in fiscal 2009, the Company recorded $4.9 million of total charges for the cost of severance benefits for the affected employees, $0.6 million of which were included in discontinued operations related to our BBA business.

     Activity and liability balances recorded as part of the fiscal 2009 restructuring actions through October 2, 2009 were as follows (in thousands):

Workforce
Reductions
Charged to costs and expenses	$4,893
Cash payments	(3,311)

Restructuring balance, October 2, 2009	$1,582

     Fiscal 2008 Restructuring Actions — During fiscal 2008, the Company announced its decision to discontinue investments in standalone wireless networking solutions and other product areas. In relation to these announcements, the Company has recorded $6.3 million of total charges for the cost of severance benefits for the affected employees. Additionally, the Company recorded charges of $1.8 million relating to the consolidation of certain facilities under non-cancelable leases which were vacated. As a result of the sale of the BBA business, restructuring expenses of $0.8 million incurred in fiscal 2008, which related to fiscal 2008 restructuring actions, were reclassified to discontinued operations in the consolidated statements of operations.
     Restructuring charges in fiscal year ended October 2, 2009 related to the fiscal 2008 restructuring actions included $0.6 million of additional severance charges.
     Activity and liability balances recorded as part of the Fiscal 2008 Restructuring Actions through October 2, 2009 were as follows (in thousands):

	Workforce	Facility
	Reductions	and Other	Total
Charged to costs and expenses	$6,254	$1,762	$8,016
Cash payments	(6,161)	(731)	(6,892)

Restructuring balance, October 3, 2008	93	1,031	1,124
Charged to costs and expenses	580	36	616
Reclassification to other current liabilities and other liabilities	—	(127)	(127)
Cash payments	(673)	(876)	(1,549)

Restructuring balance, October 2, 2009	$—	$64	$64

     Fiscal 2007 Restructuring Actions — During fiscal 2007, the Company announced several facility closures and workforce reductions. In total, the Company notified approximately 670 employees of their involuntary termination and recorded $9.5 million of total charges for the cost of severance benefits for the affected employees. Additionally, the Company recorded charges of $2.0 million relating to the consolidation of certain facilities under non-cancelable leases which were vacated. The non-cash facility accruals resulted from the reclassification of deferred gains on the previous sale-leaseback of two facilities totaling $8.0 million in fiscal 2008 and $4.9 million in fiscal 2007. As a result of the Company’s sale of its BMP business unit in fiscal 2008, $2.9 million and $2.2 million incurred in fiscal 2008 and 2007, respectively, related to the fiscal 2007 restructuring actions and were reclassified to discontinued operations in the condensed consolidated statements of operations. The domestic economic downturn experienced during the fiscal year ended October 2, 2009 resulted in declines in real estate lease rates and adversely impacted the Company’s ability to secure sub tenants for a facility located in San Diego. These declines resulted in a decrease in estimated future projected sub lease rental income causing a $14.3 million additional restructuring charge for the facility. The remaining additional facility restructuring charge of $1.8 million is due to accretion of lease liability. The majority of the facility supported the operations of the BMP business sold in August 2008. The additional restructuring charge of $16.1 million was allocated between the BMP business and continuing operations based upon the historical use of the facility. Of the $16.1 million restructuring charge, $10.8 million was included in discontinued operations and $5.3 million was charged to operating expenses.
     As a result of the sale of the BBA business, restructuring expenses of $2.7 million, incurred in fiscal 2007, which related to fiscal 2007 restructuring actions, were reclassed to discontinued operations in the consolidated statements of operations.

     Activity and liability balances recorded as part of the Fiscal 2007 Restructuring Actions through October 2, 2009 were as follows (in thousands):

	Workforce	Facility
	Reductions	and Other	Total
Charged to costs and expenses	$9,477	$2,040	$11,517
Non-cash items	—	4,868	4,868
Cash payments	(5,841)	(268)	(6,109)

Restructuring balance, September 28, 2007	3,636	6,640	10,276
Charged to costs and expenses	11	6,312	6,323
Non-cash items	—	8,039	8,039
Cash payments	(3,631)	(4,309)	(7,940)

Restructuring balance, October 3, 2008	16	16,682	16,698
Charged to costs and expenses	(1)	16,130	16,129
Cash payments	(15)	(5,579)	(5,594)

Restructuring balance, October 2, 2009	$—	$27,233	$27,233

     Fiscal 2006 and 2005 Restructuring Actions — During fiscal years 2006 and 2005, the Company announced operating site closures and workforce reductions. In total, the Company notified approximately 385 employees of their involuntary termination. During fiscal 2006 and 2005, the Company recorded total charges of $24.1 million based on the estimates of the cost of severance benefits for the affected employees and the estimated relocation benefits for those employees who were offered and accepted relocation assistance. Additionally, the Company recorded charges of $21.3 million relating to the consolidation of certain facilities under non-cancelable leases that were vacated. Restructuring charges in the fiscal year ended October 2, 2009 related to the fiscal 2006 and 2005 restructuring actions included $4.2 million due to a decrease in estimated future rental income from sub-tenants resulting from declines in sub lease activity and $0.8 million due to accretion of lease liability.
     Activity and liability balances recorded as part of the Fiscal 2006 and 2005 Restructuring Actions through October 2, 2009 were as follows (in thousands):

	Workforce	Facility
	Reductions	and Other	Total
Restructuring balance, October 1, 2005	$3,609	$25,220	$28,829
Charged to costs and expenses	1,852	1,407	3,259
Reclassification from accrued compensation and benefits and other	1,844	55	1,899
Cash payments	(5,893)	(8,031)	(13,924)

Restructuring balance, September 29, 2006	1,412	18,651	20,063
Reclassification to other current liabilities and other liabilities	—	(2,687)	(2,687)
Charged to costs and expenses	55	559	614
Cash payments	(1,336)	(4,007)	(5,343)

Restructuring balance, September 28, 2007	131	12,516	12,647
Reclassification from other current liabilities and other liabilities	—	3,359	3,359
Charged to costs and expenses	(130)	285	155
Cash payments	(1)	(5,123)	(5,124)

Restructuring balance, October 3, 2008	—	11,037	11,037
Charged to costs and expenses	—	4,989	4,989
Cash payments	—	(2,175)	(2,175)

Restructuring balance, October 2, 2009	$—	$13,851	$13,851

14. Other (Income) Expense, Net
     Other (income) expense, net consists of the following (in thousands):

	Fiscal Year Ended
	2009	2008	2007
Investment and interest income	$(1,747)	$(7,237)	$(13,833)
(Increase) decrease in the fair value of derivative instruments	(4,508)	14,974	952
Impairment of equity securities	2,770	—	—
Loss on rental property	—	1,435	—
Loss on swap termination	1,087	—	—
Realized gains on sales of equity securities	(1,856)	(896)	(17,016)
Other	(771)	947	(6,608)

Other (income) expense, net	$(5,025)	$9,223	$(36,505)

     Other income, net for fiscal 2009 was primarily comprised of $4.5 million increase in the fair value of the Company’s warrant to purchase 6.1 million shares of Mindspeed common stock, $1.9 million gains on sales of equity securities, $1.7 million of investment and interest income on invested cash balances offset by $2.8 million of impairments on equity securities and a $1.1 million realized loss on the termination of interest rate swaps.
     Other expense, net for fiscal 2008 was primarily comprised of $7.2 million of investment and interest income on invested cash balances, a $15.0 million decrease in the fair value of the Company’s warrant to purchase 6.1 million shares of Mindspeed common stock, and $1.4 million of expense related to a rental property.
     Other income, net for fiscal 2007 was primarily comprised of $13.8 million of investment and interest income on invested cash balances, $17.0 million of gains on sales of equity securities, including primarily the gain of $16.3 million on the sale of our Skyworks shares and investment credits realized on asset disposals.
15. Related Party Transactions
Mindspeed Technologies, Inc.
     As of October 2, 2009 the Company holds a warrant to purchase 6.1 million shares of Mindspeed common stock at an exercise price of $16.74 per share exercisable through June 2013. In addition, two members of the Company’s Board of Directors also serve on the Board of Mindspeed. No significant amounts were due to or receivable from Mindspeed at October 2, 2009.
     Lease Agreement — The Company subleases an office building to Mindspeed. Under the sublease agreement, Mindspeed pays amounts for rental expense and operating expenses, which include utilities, common area maintenance, and security services. The Company recorded income related to the Mindspeed sublease agreement of $1.8 million in fiscal 2009, $2.6 million in fiscal 2008 and $2.5 million in fiscal 2007. Additionally, Mindspeed made payments directly to the Company’s landlord totaling $3.4 million, $4.0 million and $4.1 million in fiscal 2009, 2008 and 2007, respectively.
Skyworks Solutions, Inc. (Skyworks)
     One member of the Company’s Board of Directors also serves on the Board of Skyworks. No significant amounts were due to or receivable from Skyworks at October 2, 2009.
     Inventory Purchases — During fiscal 2009, 2008 and 2007, the Company purchased inventory from Skyworks totaling $0.5 million, $4.8 million and $1.2 million, respectively.
16. Segment Information
Geographic Regions:
     Net revenues by geographic regions, based upon the country of destination, were as follows (in thousands):

	Fiscal Year Ended
	2009	2008	2007
United States	$5,983	$9,139	$12,515
Other Americas	3,101	9,761	10,375

Total Americas	9,084	18,900	22,890
China	132,827	213,847	214,265
Asia-Pacific	63,709	91,988	114,618

Total Asia-Pacific	196,536	305,835	328,883

Europe, Middle East and Africa	2,807	6,769	8,930

	$208,427	$331,504	$360,703

     The Company believes a portion of the products sold to original equipment manufacturers (OEMs) and third-party manufacturing service providers in the Asia-Pacific region are ultimately shipped to end-markets in the Americas and Europe. For fiscal 2009, 2008 and 2007, there was one distribution customer that accounted for 23%, 23% and 23% of net revenues, respectively. Sales to the Company’s twenty largest customers represented approximately 87%, 83% and 85% of net revenues for fiscal 2009, 2008 and 2007, respectively.
     Long-lived assets consist of property, plant and equipment and certain other long-term assets. Long-lived assets by geographic area were as follows (in thousands):

	October 2,	October 3,
	2009	2008
United States	$26,064	$49,240
India	1,971	2,627
Other Asia-Pacific	2,919	4,209
Europe, Middle East and Africa	18	34

	$30,972	$56,110

17. Quarterly Results of Operations (Unaudited)

	Fiscal Quarter Ended
Fiscal 2009	Oct. 2, 2009	Jul. 3, 2009	Apr. 3, 2009	Jan. 2, 2009
Net revenues	$56,155	$50,844	$43,965	$57,463
Gross margin	33,890	30,311	25,035	32,517
Net loss from continuing operations	(11,218)	(4,245)	(15,975)	(9,019)
Gain on sale of discontinued operations	39,170	—	—	—
Net (loss) income from discontinued operations	(7,967)	3,557	(1,138)	(11,973)
Net income (loss)	19,985	(688)	(17,113)	(20,992)
Net loss per share from continuing operations, basic and fully diluted	(0.22)	(0.08)	(0.32)	(0.18)
Net gain per share from sale of discontinued operations, basic and fully diluted	0.78	—	—	—
Net (loss) income per share from discontinued operations, basic and fully diluted	(0.16)	0.07	(0.02)	(0.24)
Net income (loss) per share, basic and fully diluted	0.40	(0.01)	(0.34)	(0.42)

	Fiscal Quarter Ended
Fiscal 2008	Oct. 3, 2008	Jun. 27, 2008	Mar. 28, 2008	Dec. 28, 2007
Net revenues	$81,115	$73,902	$76,238	$100,249
Gross margin	46,954	41,593	44,059	61,647
Net (loss) income from continuing operations	(4,953)	(6,690)	(5,604)	4,564
Gain on sale of discontinued operations	6,268	—	—	—
Net loss from discontinued operations	(3,894)	(146,371)	(139,537)	(16,868)
Net loss	(2,579)	(153,061)	(145,141)	(12,304)
Net (loss) income per share from continuing operations, basic and fully diluted	(0.10)	(0.14)	(0.11)	0.09
Net gain per share from sale of discontinued operations, basic and fully diluted	0.13	—	—	—
Net loss per share from discontinued operations, basic and fully diluted	(0.08)	(2.96)	(2.83)	(0.34)
Net loss per share, basic and fully diluted	(0.05)	(3.10)	(2.94)	(0.25)
18. Supplemental Guarantor Financial Information
     In November 2006, the Company issued $275.0 million of floating rate senior secured notes due November 2010, of which $61.4 million was outstanding as of October 2, 2009. The floating rate senior secured notes rank equally in right of payment with all of the Company’s (the Parent’s) existing and future senior debt and senior to all of its existing and future subordinated debt. The notes are also jointly, severally and unconditionally guaranteed, on a senior basis, by three of the Parent’s wholly owned U.S. subsidiaries: Conexant, Inc., Brooktree Broadband Holding, Inc., and Ficon Technology, Inc. (collectively, the Subsidiary Guarantors). The guarantees rank equally in right of payment with all of the Subsidiary Guarantors’ existing and future senior debt and senior to all of the Subsidiary Guarantors’ existing and future subordinated debt.
     The notes and guarantees (and certain hedging obligations that may be entered into with respect thereto) are secured by first-priority liens, subject to permitted liens, on substantially all of the Parent’s and the Subsidiary Guarantors’ assets (other than accounts receivable and proceeds therefrom and subject to certain exceptions), including, but not limited to, the intellectual property, owned real property, plant and equipment now owned or hereafter acquired by the Parent and the Subsidiary Guarantors.
     In lieu of providing separate financial statements for the Subsidiary Guarantors, the Company has included the accompanying condensed consolidating financial statements. These condensed consolidating financial statements are presented on the equity method of accounting. Under this method, the Parent’s and Subsidiary Guarantors’ investments in their subsidiaries are recorded at cost and adjusted for their share of the subsidiaries’ cumulative results of operations, capital contributions and distributions and other equity changes. The financial information of the three Subsidiary Guarantors has been combined in the condensed consolidating financial statements. The following guarantor financial information has been adjusted to reflect the Company’s discontinued operations.

     The following tables present the Company’s condensed consolidating balance sheets as of October 2, 2009 and October 3, 2008 (in thousands):

	October 2, 2009
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated
Current assets:
Cash and cash equivalents	$98,120	$—	$27,265	$—	$125,385
Restricted cash	—	—	8,500	—	8,500
Receivables, net	—	169,158	32,060	(171,108)	30,110
Inventories	9,216	—	—	—	9,216
Other current assets	21,114	—	5,034	—	26,148

Total current assets	128,450	169,158	72,859	(171,108)	199,359
Property and equipment, net	10,865	—	4,434	—	15,299
Goodwill	17,910	88,901	3,097	—	109,908
Other assets	24,246	—	1,389	—	25,635
Investments in subsidiaries	275,273	25,093	—	(300,366)	—

Total assets	$456,744	$283,152	$81,779	$(471,474)	$350,201

Current liabilities:
Current portion of long-term debt	$61,400	$—	$—	$—	$61,400
Short-term debt	—	—	28,653	—	28,653
Accounts payable	167,991	—	27,670	(171,108)	24,553
Accrued compensation and benefits	5,620	—	3,108	—	8,728
Other current liabilities	30,628	932	2,418	—	33,978

Total current liabilities	265,639	932	61,849	(171,108)	157,312
Long-term debt	228,578	—	—	—	228,578
Other liabilities	60,305	—	1,784	—	62,089

Total liabilities	554,522	932	63,633	(171,108)	447,979
Shareholders’ (deficit) equity	(97,778)	282,220	18,146	(300,366)	(97,778)

Total liabilities and equity (deficit)	$456,744	$283,152	$81,779	$(471,474)	$350,201

	October 3, 2008
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated
Current assets:
Cash and cash equivalents	$69,738	$—	$36,145	$—	$105,883
Restricted cash	18,000	—	8,800	—	26,800
Receivables	—	169,158	57,584	(177,745)	48,997
Inventories	19,372	—	—	—	19,372
Other current assets	32,998	3	4,937	—	37,938
Current assets held for sale	25,248	—	4,482	—	29,730

Total current assets	165,356	169,161	111,948	(177,745)	268,720
Property and equipment, net	11,292	—	6,118	—	17,410
Goodwill	17,911	89,404	3,097	—	110,412
Other assets	39,801	5,992	2,949	—	48,742
Investments in subsidiaries	291,511	26,694	—	(318,205)	—

Total assets	$525,871	$291,251	$124,112	$(495,950)	$445,284

Current liabilities:
Current portion of long-term debt	$17,707	$—	$—	$—	$17,707
Short-term debt	—	—	40,117	—	40,117
Accounts payable	164,057	—	48,582	(177,745)	34,894
Accrued compensation and benefits	10,841	—	2,360	—	13,201
Other current liabilities	39,592	932	2,665	—	43,189
Current liabilities to be assumed	3,135	—	860	—	3,995

Total current liabilities	235,332	932	94,584	(177,745)	153,103
Long-term debt	338,256	—	—	—	338,256
Other liabilities	54,699	—	1,642	—	56,341

Total liabilities	628,287	932	96,226	(177,745)	547,700
Shareholders’ (deficit) equity	(102,416)	290,319	27,886	(318,205)	(102,416)

Total liabilities and equity (deficit)	$525,871	$291,251	$124,112	$(495,950)	$445,284

     The following tables present the Company’s condensed consolidating statements of operations for the fiscal years ended October 2, 2009, October 3, 2008 and September 28, 2007 (in thousands):

	Fiscal Year Ended October 2, 2009
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated
Net revenues	$183,456	$2,784	$22,187	$—	$208,427
Cost of goods sold	67,296	—	19,378	—	86,674

Gross margin	116,160	2,784	2,809	—	121,753

Operating expenses:
Research and development	51,351	—	—	—	51,351
Selling, general and administrative	59,031	—	3,709	—	62,740
Amortization of intangible assets	2,976	—	—	—	2,976
Gain on sale of intellectual property	(12,858)	—	—	—	(12,858)
Asset impairments	4,492	—	1,180	—	5,672
Special charges	16,872	—	2,111	—	18,983

Total operating expenses	121,864	—	7,000	—	128,864

Operating income (loss)	(5,704)	2,784	(4,191)	—	(7,111)
Equity (loss) in income of subsidiaries	2,300	1,449	—	(3,749)	—
Interest expense	32,883	—	1,810	—	34,693
Other (income) expense, net	6,384	—	(11,409)	—	(5,025)

(Loss) income from continuing operations before income taxes and loss on equity method investments	(42,671)	4,233	5,408	(3,749)	(36,779)
Provision for income taxes	(689)	—	1,560	—	871

(Loss) income from continuing operations before loss on equity method investments	(41,982)	4,233	3,848	(3,749)	(37,650)
Loss on equity method investments	(2,807)	—	—	—	(2,807)

(Loss) income from continuing operations	(44,789)	4,233	3,848	(3,749)	(40,457)
Gain on sale of discontinued operations	39,045	—	125	—	39,170
Loss from discontinued operations	(13,064)	(4,302)	(155)	—	(17,521)

Net income (loss)	$(18,808)	$(69)	$3,818	$(3,749)	$(18,808)

	Fiscal Year Ended October 3, 2008
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated
Net revenues	$298,265	$8,180	$25,059	$—	$331,504
Cost of goods sold	117,226	—	20,025	—	137,251

Gross margin	181,039	8,180	5,034	—	194,253

Operating expenses:
Research and development	58,439	—	—	—	58,439
Selling, general and administrative	70,344	—	7,561	—	77,905
Amortization of intangible assets	2,885	—	767	—	3,652
Asset impairments	255	—	22	—	277
Special charges	14,784	—	3,898	—	18,682

Total operating expenses	146,707	—	12,248	—	158,955

Operating (loss) income	34,332	8,180	(7,214)	—	35,298
(Loss) equity in income of subsidiaries	(201,224)	7,493	—	193,731	—
Interest expense	36,220	—	4,493	—	40,713
Other expense (income), net	34,789	—	(25,566)	—	9,223

(Loss) income from continuting operations before income taxes and gain on equity method investments	(237,901)	15,673	13,859	193,731	(14,638)
Provision for income taxes	(1,007)	—	1,856	—	849

(Loss) income from continuting operations before gain on equity method investments	(236,894)	15,673	12,003	193,731	(15,487)
Gain on equity method investments	2,804	—	—	—	2,804

(Loss) income from continuing operations	(234,090)	15,673	12,003	193,731	(12,684)
Gain on sale of discontinued operations	1,777	1,609	2,882		6,268
(Loss) income from discontinued operations	(80,772)	(226,923)	1,025	—	(306,670)

Net (loss) income	$(313,085)	$(209,641)	$15,910	$193,731	$(313,085)

	Fiscal Year Ended September 28, 2007
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated
Net revenues	$298,906	$6,549	$55,248	$—	$360,703
Cost of goods sold	117,897	—	44,075	—	161,972

Gross margin	181,009	6,549	11,173	—	198,731

Operating expenses:
Research and development	89,694	—	2,191	—	91,885
Selling, general and administrative	67,972	3	12,918	—	80,893
Amortization of intangible assets	8,569	—	986	—	9,555
Asset impairments	10,252	214,972	156	—	225,380
Special charges	4,864	—	3,496	—	8,360

Total operating expenses	181,351	214,975	19,747	—	416,073

Operating income (loss)	(342)	(208,426)	(8,574)	—	(217,342)
(Loss) equity in income of subsidiaries	(331,771)	799	—	330,972	—
Interest expense	42,208	—	6,590	—	48,798
Other expense (income), net	706	8	(37,219)	—	(36,505)

(Loss) income from continuing operations before income taxes and loss on equity method investments	(375,027)	(207,635)	22,055	330,972	(229,635)
Provision for income taxes	(1,559)	—	2,357	—	798

(Loss) income from continuing operations before loss on equity method investments	(373,468)	(207,635)	19,698	330,972	(230,433)
Gain on equity method investments	51,182	—	—	—	51,182

(Loss) income from continuing operations	(322,286)	(207,635)	19,698	330,972	(179,251)
Loss from discontinued operations	(92,021)	(143,035)	—	—	(235,056)

Net (loss) income	$(414,307)	$(350,670)	$19,698	$330,972	$(414,307)

     The following tables present the Company’s condensed consolidating statements of cash flows for the fiscal years ended October 2, 2009, October 3, 2008 and September 28, 2007 (in thousands):

	Year Ended October 2, 2009
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated
Net cash (used in) provided by operating activities	$(14,805)	$9,619	$(12,624)	$26,286	$8,476

Cash flows from investing activities:
Proceeds from sales of equity securities	2,310	—	—	—	2,310
Purchases of property, plant and equipment	(333)	—	(353)	—	(686)
Sales of property, plant and equipment	110	—	24	—	134
Proceeds from sale of intellectual property, net	14,548	—	—	—	14,548
Payments for acquisitions	(4,207)	—	—	—	(4,207)
Purchases of accounts receivable	—	—	(239,820)	239,820	—
Proceeds from collection of purchased accounts receivable	—	—	266,106	(266,106)	—
Release of restricted cash	18,000	—	300	—	18,300
Proceeds from resolution of pre-acquisition contingencies	10,446	—	—	—	10,446
Net proceeds from sale of business	44,522	—	37	—	44,559

Net cash provided by (used in) investing activities	85,396	—	26,294	(26,286)	85,404

Cash flows from financing activities:
Repayment of short-term debt, net of expenses	—	—	(12,365)	—	(12,365)
Repurchases and retirements of long-term debt	(80,000)	—	—	—	(80,000)
Proceeds from issuance of company stock	18,436	—	—	—	18,436
Proceeds from issuance of common stock under employee stock plans	28	—	—	—	28
Employee income tax paid related to vesting of restricted stock units	(258)	—	—	—	(258)
Intercompany, net	19,804	(9,619)	(10,185)	—	—
Interest rate swap security deposit	2,517	—	—	—	2,517
Payment for swap termination	(2,815)	—	—	—	(2,815)
Repayment of shareholder note receivable	79	—	—	—	79

Net cash provided by (used in) financing activities	(42,209)	(9,619)	(22,550)	—	(74,378)

Net increase (decrease) in cash and cash equivalents	28,382	—	(8,880)	—	19,502
Cash and cash equivalents at beginning of period	69,738	—	36,145	—	105,883

Cash and cash equivalents at end of period	$98,120	$—	$27,265	$—	$125,385

	Year Months Ended October 3, 2008
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated
Net cash (used in) provided by operating activities	$(65,165)	$(2,922)	$39,185	$10,552	$(18,350)

Cash flows from investing activities:
Proceeds from sale of business	82,035		13,332	—	95,367
Proceeds from sale of property, plant and equipment	574	—	8,375	—	8,949
Purchases of property, plant and equipment	(3,601)	—	(2,357)	—	(5,958)
Payments for acquisitions, net of cash acquired	(16,088)		—	—	(16,088)
Purchases of equity securites	(755)	—	—	—	(755)
Restricted cash	(18,000)		—	—	(18,000)
Purchases of accounts receivable	—	—	(520,643)	520,643	—
Collections of accounts receivable	—	—	531,195	(531,195)	—

Net cash (used in) provided by investing activities	44,165	—	29,902	(10,552)	63,515

Cash flows from financing activities:
Repayment of short-term debt, net of expenses	—	—	(39,883)	—	(39,883)
Repurchases and retirements of long-term debt	(133,600)	—	—	—	(133,600)
Proceeds from issuance of common stock	1,088	—	—	—	1,088
Repayment of shareholder notes receivables	25		—	—	25
Interest rate swap security deposit	(2,517)		—	—	(2,517)
Intercompany balances, net	26,479	2,922	(29,401)	—	—

Net cash used in financing activities	(108,525)	2,922	(69,284)	—	(174,887)

Net (decrease) increase in cash and cash equivalents	(129,525)	—	(197)	—	(129,722)
Cash and cash equivalents at beginning of period	199,263	—	36,342	—	235,605

Cash and cash equivalents at end of period	$69,738	$—	$36,145	$—	$105,883

	Year Months Ended September 28, 2007
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated
Net cash (used in) provided by operating activities	$(185,293)	$84,155	$109,973	$(20,686)	$(11,851)

Cash flows from investing activities:
Proceeds from sale of equity securities and other assets	168,186	—	—	—	168,186
Proceeds from sales and maturities of marketable debt securities	100,573	—	—	—	100,573
Purchases of marketable securities	(27,029)	—		—	(27,029)
Purchases of property, plant and equipment	(15,970)	—	(14,352)	—	(30,322)
Payments for acquisitions, net of cash acquired	(5,029)	—	—	—	(5,029)
Purchases of equity securites	(1,200)	—	—	—	(1,200)
Purchases of accounts receivable	—	—	(606,122)	606,122	—
Collections of accounts receivable	—	—	601,131	(601,131)	—

Net cash (used in) provided by investing activities	219,531	—	(19,343)	4,991	205,179

Cash flows from financing activities:
Repayment of short-term debt, net of expenses	—	—	(1,198)	—	(1,198)
Proceeds from long-term debt, net	264,760	—	—	—	264,760
Repurchases and retirements of long term debt	(456,500)	—	—	—	(456,500)
Proceeds from issuance of common stock	9,568	—	—	—	9,568
Repayment of shareholder notes receivables	21	—	—	—	21
Dividends paid	—	—	(15,695)	15,695	—
Intercompany balances, net	171,778	(84,155)	(87,623)	—	—

Net cash used in financing activities	(10,373)	(84,155)	(104,516)	15,695	(183,349)

Net (decrease) increase in cash and cash equivalents	23,865	—	(13,886)	—	9,979
Cash and cash equivalents at beginning of period	175,398	—	50,228	—	225,626

Cash and cash equivalents at end of period	$199,263	$—	$36,342	$—	$235,605

19. Subsequent events
     The Company has evaluated events subsequent to October 2, 2009 to assess the need for potential recognition or disclosure in this Report. Such events were evaluated through November 25, 2009, the date these financial statements were issued. Based upon this evaluation, it was determined that no subsequent events occurred that require recognition in the financial statements and that the following items represent events that merits disclosure herein:
     On October 14, 2009, the Company’s underwriter exercised its over-allotment option to purchase an additional 1,050,000 shares of the company’s common stock, at a price of $2.85 per share. Net proceeds to the Company, after expenses were approximately $2.6 million.
     On November 18, 2009, pursuant to Article 5 of the indenture dated as of November 13, 2006 between Conexant Systems, Inc. (the “Company”) and The Bank of New York Trust Company, N.A. (to the interests of which as indenture trustee The Bank of New York Mellon Trust Company, N. A. has succeeded) relating to the Company’s Floating Rate Senior Secured Notes due 2010 (the “Notes”), the Company issued a redemption notice announcing that it will redeem all of the outstanding Notes on December 18, 2009. The Notes are scheduled to mature on November 13, 2010. An aggregate principal amount of $61.4 million of the Notes are outstanding. The redemption price will be equal to 101% of the principal amount of the Notes plus accrued and unpaid interest to the redemption date.
     Between November 6, 2009 and November 25, 2009 the Company entered into exchange agreements (the “Exchanges”) with certain holders (the “Holders”) of its outstanding 4% Convertible Subordinated Notes due 2026 (the “Notes”) to issue an aggregate of 3.1 million shares of the Company’s common stock (the “Shares”), par value $0.01 per share, in exchange for $7.9 million aggregate principal amount of the Notes. The Company is also paying the Holders accrued and unpaid interest in cash on the Notes exchanged. The holders of the Notes may require the Company to repurchase, for cash, all or part of their Notes on March 1, 2011 at a price of 100% of the principal amount, plus any accrued and unpaid interest. The Shares were issued in transactions that were not registered under the Securities Act of 1933, as amended (the “Act”), in reliance upon an exemption from registration provided under Section 3(a)(9) of the Act. The Exchanges qualified for the 3(a)(9) exemption because the Shares and the Notes were both issued by the Company, the Shares were issued exclusively in exchanges with the Company’s existing security holders, the exchanges were not solicited and no commission or other remuneration was paid or given directly or indirectly for soliciting the Exchanges.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of
Conexant Systems, Inc.
Newport Beach, California
     We have audited the accompanying consolidated balance sheets of Conexant Systems, Inc. and subsidiaries (the “Company”) as of October 2, 2009 and October 3, 2008, and the related consolidated statements of operations, cash flows and shareholders’ equity (deficit) and comprehensive loss for each of the three years in the period ended October 2, 2009. Our audits also included the financial statement schedule listed in Item 15 (not presented herein). These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements and financial statement schedule based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Conexant Systems, Inc. and subsidiaries as of October 2, 2009 and October 3, 2008, and the results of their operations and their cash flows for each of the three years in the period ended October 2, 2009, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.
     As discussed in Note 1 to the consolidated financial statements, the consolidated financial statements have been retrospectively adjusted for the October 3, 2009 adoption of Accounting Standards Codification Subtopic 470-20, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement).
     We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of October 2, 2009, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated November 25, 2009 expressed (not presented herein) an unqualified opinion on the Company’s internal control over financial reporting.
/s/ DELOITTE & TOUCHE LLP
Costa Mesa, California
November 25, 2009 (February 8, 2010 as to the effect of the October 3, 2009 adoption of the new accounting standard requiring retrospective application described in Note 1)